Exhibit 10.4

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the date of the last signature to this Agreement (the “Effective Date”), by and among LMP AUTOMOTIVE HOLDINGS, INC., a Delaware corporation with a mailing address of c/o Sam Tawfik, 601 North State Road 7, Plantation, Florida 33317 and an email address of sam@lmpmotors.com, and or its assigns (“Purchaser”); BACHMAN-BERNARD CHEVROLET-BUICK-GMC-CADILLAC, INC., a Tennessee corporation with a mailing address of 3365 East Andrew Johnson Highway, Greeneville, Tennessee 37745-0967 and an email address of stouffer@bachmancars.com (the “Seller”); and PHILIP M. BACHMAN, JR., an individual resident of Tennessee with a mailing address of 1330 East Allen’s Bridge Road, Meadow Hall, Greeneville, Tennessee 37743 and an email address of meadowhl@aol.com (“Bachman”), and MYRON BERNARD, an individual resident of Tennessee with a mailing address of 215 Brobeck Road, Limestone, Tennessee 37681 and an email address of myron@bachmanbernard.com (“Bernard” and, together with Bachman, the “Shareholder”). The Purchaser, Seller, and Shareholder may each be referred to herein as a “Party” or collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, the Seller owns and operates a franchised motor vehicle dealership located at 3365 East Andrew Johnson Highway, Greenville, Tennessee 37745 (the “Dealership Premises”), which sells and services (i) new and used Chevrolet, Cadillac, Buick, and GMC motor vehicles manufactured by General Motors LLC (the “Manufacturer”), (ii) new parts and accessories, and (iii) other used motor vehicles (collectively, the “Business”); and

WHEREAS, the Shareholder owns all of the outstanding and issued shares of stock in the Seller, and each such Shareholder, as longstanding leading participants in the greater Greenville, Tennessee automobile sales market, have also separately developed certain Personal Goodwill as described herein; and

WHEREAS, the Seller desires to sell the Purchased Assets, and the Shareholder desires to sell their Personal Goodwill, subject to, and in accordance with, the terms and conditions of this Agreement; and

WHEREAS, the Purchaser desires to purchase the Purchased Assets from the Seller and the Personal Goodwill from the Shareholder, and to secure a dealer sales and service agreement from the Manufacturer appointing the Purchaser as an authorized dealer in the Manufacturer’s products and services at the Dealership Premises; and

WHEREAS, the Shareholder owns the Dealership Premises and facilities thereon. In connection with the Purchaser’s acquisition of the Purchased Assets, the Purchaser’s Affiliate has entered into an agreement with the Shareholder to purchase the Dealership Premises (the “REPA”), which, subject to certain terms and conditions specified in the REPA, is contemplated to close simultaneously with this Transaction.

NOW, THEREFORE, in consideration of the Parties’ execution of this Agreement, and the premises, mutual covenants and promises hereinafter set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)  “Affiliate” of a Person shall mean a Person that, directly or indirectly, controls, is controlled by or is under common control with the first Person.

(b) “Applicable Law” shall mean all applicable provisions of any federal, state, local, municipal, statute, law, common law, permit, ordinance, code, rule, regulation, decision, order, decree, treaty or judgment enacted, promulgated or issued by any Governmental Authority.

(c) “Basis” shall mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

(d) “Business Day” shall mean any day excluding Saturday, Sunday, and any day on which commercial banks are by law closed in the State of Tennessee.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Consent” shall mean all consents, approvals, authorizations, stipulations, ratifications, waivers, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

(g) “Contract” or “Contracts” shall mean all agreements, contracts, commitments, orders, licenses, leases and other instruments, arrangements and understandings (whether written or oral) to which a Person is a party, or by which any of its assets or properties are bound.

(h) “Control” (including the terms “controlled by” and “under common control with”) means the possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(i) “Current Financials” shall mean the internally prepared, un-audited financial statements of the Seller in the form required by the Manufacturer, for the fiscal years ending 2017, 2018, 2019, and year-to-date 2020.

(j) “Cut-Off Date” shall mean the date that is 120 days after the Effective Date, with an automatic 30-day extension in the event the conditions in Section 4.2(d) have not been satisfied by the end of the 120-day period.

(k) “DMS” shall mean a dealership management system.

(l) “EEOC” shall mean the U.S. Equal Employment Opportunity Commission.

(m) “Employee Benefit Plan” shall mean any (i) employee benefit plan within the meaning of Section 3(3) of ERISA, (ii) profit sharing, bonus, compensation, stock purchase, stock option, employment, termination, severance, retention or other similar plan, agreement or arrangement, and (iii) hospitalization, medical, life, or supplemental unemployment benefits plan, program, agreement or arrangement, which are or have been sponsored, maintained or contributed to or required to be contributed to by the Seller, any of its subsidiaries or any ERISA Affiliate for the benefit of any former or current consultant, employee, officer or director of the Seller, any of its subsidiaries or any ERISA Affiliate, whether formal or informal and whether legally binding or not.

(n) “Encumbrance” shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, or exercise of any other attribute of ownership that is imposed by agreement, understanding, Applicable Law or otherwise, whether of record or otherwise.

(o) “Environmental, Health and Safety Liabilities” shall mean any Losses, natural resource damages, Encumbrances, orders, and consulting fees, (i) which are incurred as a result of (A) the existence or alleged existence of Hazardous Substances in, on, under, at or emanating from the Dealership Premises, (B) the actual or alleged offsite transportation, treatment, storage or disposal of Hazardous Substances generated by the Seller or at the Dealership Premises or (C) the violation or alleged violation of any Environmental Laws or (ii) which arise under the Environmental Laws.

(p) “Environmental Laws” shall mean all Applicable Laws pertaining to the injury to, or the pollution or protection of human health and safety and the environment, including the regulation, control, clean-up, generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Substances.

(q) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(r) “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Seller or any of its subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA.

(s) “Escrow Agent” shall mean First American Title Insurance Company.

(t) “GAAP” shall mean the Generally Accepted Accounting Principles.

(u) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising legislative, executive, judicial, quasi-judicial, regulatory or administrative functions of or pertaining to government, or any tribunal or arbitrators of competent jurisdiction.

(v) “Hazardous Substances” shall mean any chemical, material, substance, constituent, contaminant, waste or pollutant regulated under any Environmental Law, including:

(i) any toxic or hazardous wastes, materials, pollutants or substances, including petroleum products and by-products, flammable explosives, radioactive materials, asbestos, polychlorinated byphenyls, pesticides, herbicides, pesticide or herbicide containers, untreated sewage, industrial process sludge;

(ii) any substances defined as “hazardous substances” or “toxic substances” or similarly identified under CERCLA (42 U.S.C. § 9601 et seq., as amended);

(iii) “hazardous materials” as identified under the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., as amended;

(iv) any chemical substance or mixture regulated under the Toxic Substance Control Act of 1976, 15 U.S.C. § 2601 et seq., as amended;

(v) any “toxic pollutant” under the Clean Water Act, 33 U.S.C. § 466 et seq., as amended, any hazardous air pollutant under the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; or

(vi) any toxic or hazardous wastes, materials, pollutants or substances regulated under any other Environmental Law including any so-called “Super Fund” or “Super Lien” legislation, now existing, pertaining to hazardous materials, pollutants or wastes.

(w) “IRCA” shall mean the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder.

(x) “IRS” shall mean the United States Internal Revenue Service.

(y) “Knowledge” an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual knows or, after reasonable investigation, should have known of the particular matter referred to; with respect to the Seller, shall mean such actual knowledge of either Shareholder, Suzanne Stouffer, and Seller’s General Manager.

(z) “Liability” or “Liabilities” shall mean with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due.

(aa) “Licenses” shall mean all licenses, grants, franchises, permits, approvals, Consents and other authorizations issued to or maintained by the Seller in connection with its ownership, possession, use, occupancy or operation of any of the Purchased Assets, or its operation of the Business.

(bb) “Losses” shall mean any and all damages (including punitive damages and consequential damages awarded by a court of competent jurisdiction to the extent not waived hereunder), losses, charges, liabilities, claims, demands, Proceedings, payments, judgments, settlements, assessments, obligations, deficiencies, Taxes, interest, penalties, costs, and expenses (including reasonable attorneys’ fees actually incurred).

(cc) “Manufacturer Parts Inventory” shall mean all of the Seller’s inventories of new, current, returnable, and non-obsolete Manufacturer parts and accessories in their original, unbroken packages, which are located on or in transit to the Seller as of the Closing Date, and which are listed in a Manufacturer’s current parts and accessories price book/catalogues, with supplements in effect on the inventory date described in Section 3.2. Notwithstanding the foregoing, Manufacturer Parts shall not include any “Obsolete” parts, defined as parts (i) not being listed in the current Manufacturer’s Master Parts Price List/Suggested List Prices and Dealer Prices (or other applicable similar Manufacturer price lists, with supplements or the equivalent in effect as of the Inventory date, the “Master Price List”), as returnable to the Manufacturer at not less than the purchase price reflected in the Master Price List, or (ii) that have been in the Seller’s inventory longer than 12 months prior to Closing Date.

(dd) “Material Adverse Change” shall mean any change in, or effect on, the Seller (including the business thereof) which is, or could reasonably be expected to be, materially adverse to the business, operations, assets, condition (financial or otherwise) or prospects of the Seller, but which shall not encompass: (i) any developments in the current pandemic conditions in the United States; (ii) general economic conditions; or (iii) changes in dealer operations required by General Motors, unless any of the conditions or acts described in subparts (i) through (iii) have a disproportionate effect on the Seller or the Business.

(ee) “Miscellaneous Inventory” shall mean all miscellaneous inventory of the Seller located at the Dealership Premises on the Closing Date and consisting of non-Manufacturer Parts, shop supplies, batteries, tires, and paint, gas, oil and grease, etc., each of which is less than 1 year old, and all of which (in the case of fluids and paint) shall be in unopened containers and usable.

(ff) “Non-Competition Period” is the Term (as defined in the Non-Competition Agreement).

(gg) Other Agreements” shall mean collectively, the Bill of Sale and Assignment, the Non-Competition and Non-Solicitation Agreement, and any other agreements, instruments, certificates and documents executed by the Parties in connection herewith or therewith.

(hh) “Parts” shall mean collectively, the Manufacturer Parts and the Non-Manufacturer Parts.

(ii) “Permitted Encumbrances” shall mean Encumbrances securing indebtedness or other monetary obligations that constitute an Assumed Liability.

(jj) “Person” shall mean any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity (foreign or domestic).

(kk) “Personal Goodwill” shall mean with respect to an individual constituting the Shareholder, such individual’s personal ability, experience, personality, reputation, skill, contacts, integrity and accumulated information relating thereto in the Seller’s service area in the Business.

(ll) “PPP Loan” shall mean a loan issued under the Paycheck Protection Program, a lending program authorized by the CARES Act and administered by the SBA.

(mm) “Proceeding” shall mean any action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation, civil, criminal, regulatory or otherwise, in law or in equity.

(nn) “Returns” shall mean any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

(oo) “SBA” shall mean the Small Business Administration.

(pp) “Service Loaners” shall mean Chevrolet, Cadillac, Buick, or GMC motor vehicles owned by the Seller, located on the Dealership Premises on the Closing Date, and provided by the Seller to customers while the Seller is servicing their vehicles. Service Loaners shall include motor vehicles that are current in status as well as vehicles that have been retired from such status.

(qq) “Tax” or “Taxes” shall mean any federal, state, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales (including bulk sales), use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, including all interest and penalties thereon and additions thereto whether disputed or not.

(rr) “TDOR” shall mean the Tennessee Department of Revenue.

(ss) “Third-Party Claim” means a third-party claim asserted against an Indemnified Party by a Person other than (a) an Affiliate of such Indemnified Party or (b) any director, stockholder, officer, member, partner, equity holder or employee of any such Indemnified Party or its Affiliates.

(tt) “Transaction” shall mean the sale by the Seller and the purchase by the Purchaser of the Purchased Assets, the assumption by the Purchaser of the Assumed Liabilities, and the sale by the Shareholder and the purchase by the Purchaser of the Personal Goodwill, in accordance with the terms of this Agreement.

(uu) “Treasury Regulations” shall mean the Federal income tax regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time.

(vv) “URL” shall mean a uniform resource locator.

(ww) “Used Vehicles” shall mean all vehicles that are located on the Dealership Premises on the Closing Date and owned and held by the Seller for resale, but excluding New Vehicles, Demos, Qualified Service Loaners, or company vehicles.

(xx) “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act or any similar state or local Applicable Law.

(yy) “We-Owes” shall mean a promise by the Seller to a customer for the delivery of goods or services in the future.

1.2 Other Defined Terms. Certain other terms are defined in this Agreement and are used with the meanings so ascribed to them.

2.	THE TRANSACTION

2.1 Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Seller shall sell to the Purchaser and the Purchaser shall purchase from the Seller, all of the Seller’s right, title, and interest in and to the following assets (collectively, the “Purchased Assets”), free and clear of all Encumbrances (except Permitted Encumbrances):

(a) all of the Seller’s furniture, fixtures, signs, product marketing displays, office equipment and computers, company vehicles, machinery and shop equipment, parts equipment, special tools, lifts, hybrid charging stations and related equipment, removable compressors, shop tools, company vehicles, and other items of tangible personal property owned and used by the Seller in the operation of the Business, including those items listed on the Seller’s depreciation schedules and on Schedule 2.1(a) (the “Fixed Assets”), attached hereto;

(b) each new and not previously titled (even if later reversed) or reported sold (even if later reversed), 2020 and newer model year Manufacturer motor vehicles, which (i) has less than 500 miles recorded on its odometer as of the Closing Date, (ii) has been in inventory fewer than 365 days as of the Closing Date, (iii) is located at or in transit to the Dealership Premises as of the Closing Date, and (iv) has less than $1,000.00 worth of damage (even if previously repaired) (collectively, the “New Vehicles”);

(c) each vehicle that would be a New Vehicle but for having 500 miles or more recorded on its odometer as of the Closing Date (collectively, the “Demos”). Notwithstanding the foregoing, a Demo shall not include any vehicle with more than 5,000 miles recorded on its odometer as of the Closing Date;

(d) each new and not previously titled (even if later reversed) or reported sold (even if later reversed), 2020 and newer model year Service Loaners, which (i) has less than 5,000 miles recorded on its odometer as of the Closing Date, (ii) has been in inventory fewer than 365 days as of the Closing Date, and (iii) has less than $1,000.00 worth of damage (even if previously repaired) (collectively, the “Qualified Service Loaners”);

(e) such of the Seller’s inventory of Used Vehicles for which the Parties are able to agree to a purchase price. Any Used Vehicle(s) for which the Parties cannot reach an agreement on a purchase price shall be considered an Excluded Asset;

(f) the Seller’s assignable rights and privileges under (i) the Contracts identified on Schedule 2.1(f) attached hereto, which the Purchaser shall elect whether to assume by the end of its Due Diligence Period (collectively, the “Assumed Contracts”); and (ii) other Assumed Liabilities;

(g) all of the Seller’s Manufacturer Parts Inventory;

(h) all of the Seller’s Miscellaneous Inventories;

(i) all of the Seller’s sublet repairs and work in process repairs for which (i) the Seller possesses an initial repair order signed by the customer authorizing such repair, (ii) the repair order has been open for fewer than 10 Business Days prior to the Closing Date, (iii) in the case of work in process repairs, the subject vehicle is present at the Dealership Premises on the Closing Date, and (iv) in the case of sublet repairs, the subject vehicle is present at the sublet repair facility on the Closing Date (collectively, the “WIP”). The Purchaser may review all WIP prior to the Closing Date;

(j) the Seller’s return privileges, if any, concerning the Manufacturer Parts;

(k) the Seller’s assignable rights to its email addresses, PO Boxes, telephone and facsimile numbers (local and toll-free), as listed on Schedule 2.1(k);

(l) to the extent transferable, all Licenses;

(m) all rights of the Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof, each of which relates to an Assumed Liability and are not otherwise an Excluded Asset;

(n) all offices supplies, janitorial supplies, and similar items owned by the Seller and located at the Dealership Premises as of the Closing Date;

(o) any rights relating to or arising out of or under any express or implied warranties from suppliers with respect to the Purchased Assets;

(p) all assignable rights of the Seller arising under any non-compete or restrictive covenant agreements between the Seller and any former member(s), or between the Seller and its employees, current or former;

(q) any insurance proceeds for claims or damages to the Purchased Assets, unless such proceeds have been used prior to the Closing Date for repair or restoration; and

(r) all of the Seller’s perpetual inventory records, sales records, customer lists, customer service records and all other customer data, deal jackets, supply and manufacturer lists, technical data, and sales and marketing literature, advertising materials, promotional materials, including merchandising literature from the Manufacturer, whether in hard or digital copies (the “Records”), and all of the Seller’s intangible property rights and goodwill associated with the Business, including all assignable franchise rights under the Manufacturer’s dealer sales and service agreements, all tradenames and URLs (including those listed in Schedule 5.2(q)) owned or controlled by the Seller and utilized by the Business, and any and all of the Seller’s rights to content and access (including usernames and passwords, or other access means) related to GooglePlusLocal, GooglePlusBusiness, yelp, LinkedIn®, Facebook®, MySpace®, foursquare, Twitter®, Dealer Rater, Edmunds, and Cars.com, and other intellectual property owned by Seller and used or useable in the Business, and all other intangible assets, rights and properties of the Seller whatsoever (along with the Records, collectively, the “Company Goodwill”), except as described in Section 2.2.

Notwithstanding the foregoing, the transfer of the Purchased Assets under this Agreement shall not include the assumption of any Liability in respect thereof unless the Purchaser expressly assumes such Liability under Section 2.4(a).

2.2 Personal Goodwill. The Purchaser agrees to purchase, and Bachman and Bernard agree to sell, assign, and transfer to the Purchaser, all of their interest in and to their Personal Goodwill as of the Closing. From and after the Closing, and from time to time thereafter throughout the Noncompetition Period, without further compensation, Bachman and Bernard will take all actions that the Purchaser deems reasonably necessary to ensure the orderly transition of the Personal Goodwill. Such actions may include, without limitation, the following: Bachman and Bernard introducing the Purchaser and/or its designees to Bachman and Bernard’s vendors, institutional customers, recurring customers and referral sources, and any others selected by the Purchaser, and using reasonable efforts to transfer to the Purchaser Bachman and Bernard’s goodwill and relationships with customers, contractors, vendors and referral sources to the individuals designated by the Purchaser. Such introductions and transitions shall be in the form of email, calls, written correspondence and/or face to face communication, at the option of the Purchaser. Bachman and Bernard shall use their reasonable efforts to persuade existing or prospective customers to be and remain customers of the Purchaser or its designee from and after the Closing Date. The compensation for the foregoing is described in Section 3.1(a)(ii) below.

2.3 Excluded Assets. Notwithstanding any contrary provision contained herein, the Seller shall retain, and shall not sell to the Purchaser, the assets not included in the Purchased Assets, including the following specific items (collectively, the “Excluded Assets”):

(a) cash and cash equivalents on hand and in banks, certificates of deposit, commercial paper, stocks, bonds and other liquid investments;

(b) accounts receivable of the Seller (including any “contracts in transit,” rebates receivable, holdbacks, discounts receivable, credit life commissions receivable, A & H commissions and finance Seller receivables, both current and deferred);

(c) any prepaid expense, insurance, interest, utilities, or rent and any deposits related thereto, which accrue to the benefit of the Seller as of the day prior to the Closing Date;

(d) any deposits, credits, reimbursements, or claims relating to Contracts which are not Assumed Contracts;

(e) the minute book, corporate, accounting, and Tax records, and corporate seal of the Seller;

(f) any correspondence or records of the Seller that constitutes attorney-client privileged communications;

(g) the consideration for the Purchased Assets to be delivered by the Purchaser to the Seller under this Agreement;

(h) the Seller’s right to enforce this Agreement;

(i) vehicle parts and accessories that do not constitute Manufacturer Parts Inventory or Miscellaneous Inventories;

(j) vehicles not purchased by the Purchaser hereunder;

(k) the Seller’s contracts or policies of insurance and any refunds of taxes or tax loss carry forwards of the Seller;

(l) any assets leased by the Seller that would otherwise constitute Fixed Assets if not so leased, unless the Purchaser assumes such lease obligations;

(m) all rights under any Licenses and Contracts, except for Assumed Contracts and assigned Licenses;

(n) real estate owned by the Seller, which is the subject of the REPA;

(o) those items of personal property owned by the Shareholder or an Affiliate of the Shareholder and located at the Dealership Premises, which are listed on Schedule 2.3(o); and

(p) all Employee Benefit Plans.

2.4 Assumption of Liabilities.

(a) At the Closing, the Purchaser shall assume (and shall agree to discharge, pay and perform in accordance with their terms) only the following Liabilities of the Seller (each an “Assumed Liability,” and collectively, the “Assumed Liabilities”), and no other liabilities or obligations of the Seller whatsoever:

(i) all of the Seller’s Liabilities under the Assumed Contracts arising on or after the Closing Date (other than any Liabilities arising out of any breach or default that occurred prior to the Closing Date);

(ii) all of the Seller’s Liabilities to customers under the conditions of the Seller’s vehicle order forms or special parts order forms arising with respect to any customer deposits received in the ordinary course consistent with past practices, to the extent that (A) the terms and conditions thereof are reasonably acceptable to the Purchaser and consistent with the Seller’s past practices and current market as would be acknowledged during the Due Diligence Period, (B) the associated deposit is not escheatable or otherwise subject to forfeiture to the State of Tennessee as unclaimed property, and (C) the associated vehicles are currently scheduled for production, which such Liabilities shall be reflected at the Closing on a schedule, and, along with any such Seller’s vehicle order or special parts order forms, shall be delivered during the Due Diligence Period and then updated at the Closing (the “Customer Deposits”); provided, however, that the Purchaser shall not assume any of the Seller’s Liabilities arising out of any breach of or default under such vehicle order that occurred prior to the Closing Date;

(iii) all of the Seller’s obligations to complete WIP; and

(iv) all of the Seller’s We-Owes, the value of which shall be subtracted from the Purchase Price.

(b) Except as otherwise provided in this Section 2.3, the Purchaser shall not assume, or in any way be responsible or liable for, any Retained Liabilities. “Retained Liabilities” shall mean each and every Liability of the Seller, other than the Assumed Liabilities, including (i) any Liabilities of the Seller arising out of the operation of the Business prior to the Closing Date, (ii) conditions existing or alleged to have existed or any acts or omissions occurring or alleged to have occurred at the Dealership Premises prior to the Closing Date, including any Liabilities described in this Agreement or the Schedules, (iii) any Liabilities attributable to violations of any Applicable Law, (iv) any pending or threatened Proceeding against the Seller, and (v) chargebacks from the cancellation/termination of finance or insurance products on vehicles sold by the Seller prior to the Closing Date.

(c) Except for the Assumed Liabilities, following the Closing, the Seller shall pay all amounts due to creditors of the Seller for goods or services provided to the Seller with respect to the Business as such amounts come due, it being understood that Seller shall use its best efforts to discharge such obligations in a timely manner so as not to result in any unreasonable interruption of business or delivery of services or products to the Purchaser.

(d) Without limitation of the foregoing, it is specifically understood and agreed between the Parties that the Purchaser shall not be responsible for any express or implied warranties given by the Seller to customers prior to the Closing Date. Further, should any customer make a claim upon any warranty given by the Seller or for defective vehicle repair by the Seller prior to the Closing, then, in that event, the Purchaser at its option may adjust any such minor item as it so desires, at the Seller’s expense, and on any major item shall notify the Seller and, upon the Seller’s approval, shall repair said item at the Seller’s expense. Any major item shall be defined as any item at cost to the Purchaser in excess of $250.00.

(e) The obligations of the Seller and Purchaser under this Section 2.3 shall survive the Closing of this Transaction.

2.5 Simultaneous Transactions. This Agreement represents one facet of a two-part transaction. The other facet consists of the REPA. The respective obligations of the Seller and the Purchaser to close the Transaction hereunder are conditioned on the closing of the transaction contemplated under the REPA. In addition, this Agreement and the REPA are hereby cross-defaulted such that a default by a party under this Agreement or the REPA shall constitute a default by that same party or its Affiliate under the other agreement. If this Agreement is terminated and canceled, the REPA shall become void, and there shall be no further liability or obligation of any Party to either this Agreement or the REPA, except as otherwise provided for herein.

3.	PURCHASE PRICE

3.1 Purchase Price. The consideration to be paid by the Purchaser for the Purchased Assets and Personal Goodwill (the “Purchase Price”) shall be determined and allocated as follows, and shall be payable at Closing in accordance with Section 4.5(a):

(a) Company Goodwill: The purchase price for the Company Goodwill shall be $2,000,000.00; PLUS

(b) Personal Goodwill: The purchase price for the Personal Goodwill shall be $500,000.00, which shall be split equally between Bernard and Bachman; PLUS

(c) Fixed Assets: The purchase price for the Fixed Assets shall be equal to their depreciated net book value (on tax basis accounting in accordance with the Code) as of the month ending preceding the Closing Date; provided, however, with respect to any lease or financing agreement involving the Fixed Assets and included in the Assumed Contracts, the purchase price for the Fixed Assets shall be reduced by an amount equal to any applicable payoff amount of such obligation as of the Closing Date. The purchase price for the Fixed Assets will be subject to (i) reduction (at replacement cost) prior to the Closing for Fixed Assets which are listed on Schedule 2.1(a) on the Effective Date but missing from the Dealership Premises or not in good working condition as of the Closing Date, and (ii) increase (at depreciated net book value) prior to the Closing Date for Fixed Assets which are not listed on Schedule 2.1(a) at the Effective Date, but are added to Fixed Assets prior to the Closing Date with the Purchaser’s prior written approval, not to be unreasonably withheld, conditioned, or delayed; PLUS

(d) Manufacturer Parts Inventory: The purchase price for the Manufacturer Parts Inventory shall be the price shown in the most recent Manufacturer parts and accessories price book or catalogues, as applicable, with all supplements in effect as of the date of an inventory, with such pricing to be reduced by any credits, discounts, allowances, rebates, or other incentives for which the Seller has received on or before the Closing Date or would be eligible to receive after the Closing Date; PLUS

(e) Miscellaneous Inventory: The purchase price for the Miscellaneous Inventory shall be the Seller’s verifiable costs in such inventories; PLUS

(f) New Vehicles: The purchase price for each New Vehicle shall be an amount equal to the aggregate sum of (i) the Manufacturer’s invoice cost to the Seller, including Manufacturer charges for freight and handling, PLUS (ii) the wholesale cost (without internal markup) to the Seller of all “add-on” parts or accessory items (installed consistent with the Seller’s past practices, but specifically excluding reconditioning charges and soft adds such as etch, leather treatment, undercoatings, paint sealants, etc.), MINUS (iii) dealer holdback, floorplan assistance, advertising or marketing allowance and any dealer cash/rebates or carryover allowances, and any other dealer factory incentives with respect to such vehicles and for which the Seller has previously been paid, MINUS (iv) a credit in favor of the Purchaser equal to the value of any Manufacturer installed accessories removed or missing from a vehicle, valued at cost reflected on such vehicle’s invoice, MINUS (v) the amount of any PDI payment received from the Manufacturer but for which no PDI activity has been performed on such vehicle, and MINUS the amount necessary to repair any damages to such vehicle (such formula being hereinafter referred to as the “Triple Net Formula”). Any dealer-traded vehicle that constitutes a New Vehicle shall be priced in accordance with the Triple Net Formula. The purchase price of each New Vehicle shall not include any cleaning or reconditioning charges or any Seller-imposed surcharge or “pack” (whether or not such amounts have been or were to be taken into income by the Seller); PLUS

(g) Demos: The purchase price for each Demo shall be calculated in accordance with the Triple Net Formula, except there shall be an additional credit in favor of the Purchaser in the amount of $0.25 per mile for each mile in excess of 500 miles recorded on such Demo’s odometer as of the Closing Date; PLUS

(h) Qualified Service Loaners: The purchase price for each Qualified Service Loaner shall be calculated in accordance with the formula for Demos, except there shall be an additional credit in favor of the Purchaser for any and all additional monies paid, or to be paid, by the Manufacturer to the Seller related to Manufacturer’s service loaner program, including, but not limited to, monies received when a Qualified Service Loaner is entered into the loaner program or removed from the loaner program; PLUS

(i) Used Vehicles: The purchase price for each Used Vehicle shall be as mutually agreed upon by the Parties; PLUS

(j) WIP: The purchase price for the WIP shall be the Seller’s cost of parts and accessories (with no internal markup) and the cost of the Seller’s service technician wage expense (with no internal markup); MINUS

(k) Customer Deposits: The sum of all Customer Deposits held by the Seller as of the Closing Date for all New Vehicles or special-order parts and accessories to be delivered on or after the Closing Date; MINUS

(l) We-Owes: The sum of all outstanding We-Owes issued prior to the Closing Date, which shall be reflected at the Closing on a schedule.

3.2 Physical Inventories. The classification and valuation of the Manufacturer Parts Inventory and Miscellaneous Inventory shall be established, in accordance with the provisions hereof, by a physical inventory count conducted by an independent inventory service reasonably acceptable to the Parties (the “Parts Inventory”). The Parts Inventory shall be taken as close as practicable to the Closing Date, but no later than 2 days before the Closing Date, and will be adjusted to reflect purchases and sales of the Parts between the date of such physical inventory count and the Closing Date. The Seller agrees that no such additions and deductions shall be made in such inventory except in the ordinary course consistent with past practices and, further, to keep its usual and adequate records of such additions and deductions, which records shall be made available to the Purchaser for review and verification.

3.3 Audit of Seller’s 2018 and 2019 Financials; Non-Audited Financials.

(a) At or prior to the Effective Date of this Agreement, the Seller shall engage its longstanding accountants Brown Edwards (“BE-CPA”) to undertake requisite procedures to prepare financial statements in accordance with GAAP for the fiscal years 2018 and 2019 as encompassing profit and loss statement, cash-flow statement, and balance sheet, accompanied by appropriate disclosures. Such financial statements shall be prepared in accordance with Statements on Standards for Accounting and Review Services (SSARS) promulgated by the Accounting and Review Services Committee of the AICPA. (the “Unaudited Financial Statements”). The Seller shall coordinate with such accountants to catalyze such preparation process with a goal that such Unaudited Financial Statements shall be available within 30 days from the Effective Date (with the parties acknowledging that this is aggressive time frame, that the accountants may not be able to fulfill such time frame, and that such non-fulfillment shall not be considered a breach by Seller hereunder).

(b) On or before the 5th Business Day after the Effective Date, the Seller agrees to engage a national public accounting firm to commence an independent audit of the Seller’s book and records for the fiscal years 2018 and 2019, utilizing as appropriate the work product of BE-CPA from preparation of the Reviewed Financial Statements, to prepare audited financial statements and related statements of income (profit and loss), cash flow, and member equity (balance sheet) (collectively, the “Audited Financial Statements”), to be delivered to the Seller on or before the 60th day after the Effective Date. The Audited Financial Statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby as well as consistent with PCAOB standards, and shall be consistent with the books and records of the Seller. Within 3 Business Days of receipt of the Audited Financial Statements, the Seller shall deliver to the Purchaser, together with the Audited Financial Statements, an opinion of Seller’s independent auditors that the Audited Financial Statements present fairly the financial condition and results of operations of the business relating to the Purchased Assets of the Seller. Seller shall make available to the Purchaser and the Purchaser’s accountants the Seller’s work papers and backup materials used in the preparation of the Audited Financial Statements.

(c) The costs incurred in connection with the accountants undertakings for the Unaudited Financial Statements and the Audited Financial Statements (“Accountants Fees”) shall be allocated as follows: (i) if the Transaction is consummated, Purchaser shall be responsible for payment or reimbursement of 75% of such Accountants Fees and the Seller shall be responsible for payment of 25% of such Accountants Fees; and (ii) if the Transaction is not consummated, the costs shall be borne as provided in Section 8.2 hereof.

3.4 Prorations.

(a) All obligations and liabilities represented by ad valorem taxes and assessments on the Purchased Assets for the year in which the Closing occurs, and all prepaid and accrued expenses related to utilities, prepaid items, non-refundable utility deposits and the like relating to the Business or Assumed Liabilities, shall be apportioned between the Seller and the Purchaser as of the Closing Date, it being understood that the Seller shall be responsible for any such obligations and liabilities accrued or allocable to periods prior to the Closing Date (whether or not then paid) and the Purchaser shall be responsible for any such obligations and liabilities accruing or allocable for the periods on and after the Closing Date.

(b) To the extent not fixed at the Closing Date, the initial apportionment of taxes shall be upon the basis of the appropriate rate or charge for the preceding year or other applicable period and applied to the latest assessment. If any final bill, including one for taxes and other apportioned obligations and liabilities, is different from that upon which the initial apportionment is made, the Parties shall promptly thereafter make an appropriate adjustment.

(c) Payments between the Parties to effect any apportionment under this Section 3.4 shall occur on the Closing Date or promptly after such adjustments have been determined and mutually agreed to by the Parties.

3.5 Allocations.

(a) The Parties shall agree to an allocation of the Purchase Price, taking into account any adjustments made thereto in accordance with this Agreement, among the Purchased Assets and the Personal Goodwill per the procedures shown on Exhibit C. The Parties acknowledge that such procedures comply with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which the allocations shall be binding upon the Parties. Each of the Parties shall take all actions and file all Returns (including IRS Form 8594 “Asset Acquisition Statement”) consistent with such allocation. The Parties shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as may be reasonably requested by another Party to prepare such allocation.

(b) The Seller and the Shareholder acknowledge and agree that the Purchaser was not involved in and takes no responsibility for the allocation of the value between the Company Goodwill and the Shareholder’s Personal Goodwill (the “Personal Goodwill Allocation”). Should the IRS (or any other Governmental Authority with jurisdiction over matters involving the Transaction) challenge the Personal Goodwill Allocation such that the Purchaser incurs a Loss, the Seller and the Shareholder, jointly and severally, agree to indemnify the Purchaser in accordance Section 6.2.

3.6 Deposit.

(a) Within 3 Business Days of the Effective Date, the Purchaser shall deliver to the Escrow Agent the amount of $250,000.00, to be held by the Escrow Agent in accordance with the terms of this Agreement (the “Deposit”).

(b) If the Transaction shall be consummated, the Deposit shall be applied to the Purchaser’s obligations at the Closing as set forth in Section 4.5, and if this Agreement shall be terminated and the Transaction abandoned, then the Deposit shall be applied as set forth in Section 8.2.

(c) By its execution of a counterpart of this Agreement or other signed agreement among Escrow Agent, the Seller, and the Purchaser, the Escrow Agent hereby accepts its designation as the escrow agent with respect to the Deposit, acknowledges receipt of the Deposit, subject to collection, and agrees to hold, invest and disburse the same as herein provided. The Escrow Agent shall not be liable for any acts taken in good faith, shall only be liable for its willful default or action, or gross negligence, and may, in its sole discretion, rely in good faith upon the written notices, communications, orders or instructions given by any Party; provided, however, that if any notice or correspondence is not executed by both the Purchaser and the Seller, the Escrow Agent shall give to the Purchaser or the Seller, as the case may be, copies of any notice or correspondence received from the other and shall not take any actions with regard thereto for 5 Business Days following the giving of such notice.

(d) In the event of a disagreement between the Seller and the Purchaser as to the proper disbursement of the Deposit, the Escrow Agent reserves the right to deposit said funds into the Registry of the Clerk of Court of Greene County, Tennessee (the “Court Registry”), by filing an interpleader action and Escrow Agent shall thereupon be discharged from the liability hereunder and shall be entitled to reimbursement from the Seller and the Purchaser for all attorney’s fees incurred and court costs expended in connection therewith. The parties acknowledge that the Escrow Agent is also the Purchaser’s attorney with respect to this Transaction and that, in the event an interpleader action is filed with respect to the Escrow Deposit, the Escrow Agent may continue to represent the Seller in such action or in any other action against the Seller with respect to this Agreement.

(e) The Seller and the Purchaser hereby agree to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses which may be incurred by the Escrow Agent in connection with its acceptance of this appointment or the performance of its duties hereunder; provided, however, that if the Escrow Agent shall be found guilty of willful default or action, or gross negligence, then, in such event, the Escrow Agent shall bear all such losses, claims, damages, liabilities and expenses. In the event the Escrow Agent places the Deposit in the Court Registry, upon the delivery of same to the prevailing party, whether by court order or otherwise, the non-prevailing party shall (i) pay to the prevailing party at the time of such delivery, interest on said monies at the publicly announced prime rate of J.P. Morgan Chase Bank, as such rate may change from time to time, said interest to run from the date of deposit into the Court Registry until delivery of same to the prevailing party, and (ii) notwithstanding any contrary provision contained herein, pay to the Escrow Agent all monies necessary to reimburse the Escrow Agent for any losses, claims, damages, liabilities and expenses incurred by the Escrow Agent in connection with its appointment as the Escrow Agent or the performance of its duties hereunder.

4.	CLOSING

4.1 Time, Date and Place of Closing.

(a) Subject to the provisions of Section 8, the closing of the Transaction (the “Closing”) shall take place at such time and location as the Parties shall mutually select on or before the 10th Business Day following the later of: (i) Manufacturer’s approval of the Purchaser, as provided in Section 4.2(c) below, (ii) the expiration of the Due Diligence Period, or (iii) such other date agreed to by Seller and Purchaser (the “Closing Date”); provided, the satisfaction (or appropriate waiver in writing) of the conditions set forth in Sections 4.2 and 4.3 below; provided, the foregoing does not diminish the requirement of the fulfillment (or appropriate waiver in writing) of those conditions that by their terms or nature are to be satisfied at the Closing, and such conditions to be satisfied at the Closing shall not be grounds for delaying the scheduling of the Closing.

(b) The Closing shall be effective at 12:00:01 a.m. (Eastern) on the Closing Date.

4.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to make the payments and deliveries required under Section 4.5 and to consummate the Transaction are subject to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a) Accuracy of Representations. Each of the representations and warranties of the Seller and the Shareholder contained in this Agreement, or in any certificate or other document delivered by the Seller and the Shareholder in connection with this Agreement (as encompassing any referenced exhibits or schedules thereto) shall be true and correct in all material respects, in each case on the Effective Date and at and as of the Closing Date as though made on and as of the Closing Date and each of such representations and warranties that is qualified as to materiality shall be true and correct in all respects in each case on the Effective Date and at and as of the Closing Date as though made on and as of the Closing Date (except in each case for such representations and warranties as are dated as of a particular date, which shall be true and correct in all material respects or true and correct in all respects, as the case may be, as of such date).

(b) Performance of Obligations. The Seller and the Shareholder shall have complied with and performed in all material respects all of their obligations and covenants under this Agreement required to be performed or complied with prior to or at the Closing, including tendering for delivery to the Purchaser all of the items set forth in Section 4.4 below, with the expectation that any non-performance which is not material to the Transaction shall be encompassed within the Post-Closing Agreement.

(c) No Material Adverse Change. Between the Effective Date and the Closing Date there shall have been no Material Adverse Change.

(d) Manufacturer Approval. The Manufacturer shall have approved in writing the Transaction and the appointment of the Purchaser as an authorized motor vehicle dealer in the Manufacturer’s products at the Dealership Premises, on no less favorable terms than the Seller’s current franchise agreement with the Manufacturer, and the Manufacturer shall have issued to the Purchaser such documentation necessary for issuance of a Tennessee new motor vehicle dealer license. The Seller shall have executed all documents required by the Manufacturer to terminate its dealer sales and service agreement with the Manufacturer, to be effective as of the Closing Date and to be delivered to the Purchaser and the Manufacturer at Closing.

(e) Third Party Consents. With respect to each Assumed Contract that requires, prior to an assignment of the Seller’s interest therein, the Consent of a third party, each such third party shall, without cost to the Purchaser, have granted its Consent, in form and substance reasonably satisfactory to the Purchaser, authorizing the assignment of each of the Assumed Contracts from the Seller to the Purchaser.

(f) No Litigation. No Proceeding shall be pending, or threatened, or reasonably foreseeable, before any court or other Governmental Authority, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) restrain, enjoin, prohibit or prevent consummation of the Transaction or any other transaction contemplated by this Agreement, (ii) cause the Transaction to be rescinded following consummation, or (iii) affect adversely the right of the Purchaser to own the Purchased Assets and to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

(g) Licenses. The Purchaser shall have obtained all required Licenses from Governmental Authorities to operate a franchised new motor vehicle dealership at the Dealership Premises, in the same manner as currently operated by the Seller.

(h) Due Diligence. The Purchaser shall be satisfied with its due diligence investigations and inspections of the Business and the Purchased Assets, and shall be deemed satisfied at the end of the 1st Business Day after the end of the Due Diligence Period, unless the Purchaser terminates this Agreement pursuant to Section 8.1(f).

(i) REPA. The REPA shall have closed simultaneously with the Closing pursuant to the terms thereof.

4.3 Conditions to Obligations of the Seller. The obligations of the Seller to make the deliveries set forth in Section 4.4 and to consummate this Transaction are subject to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a) Accuracy of Representations. Each of the representations and warranties of the Purchaser contained in this Agreement, or in any certificate, exhibit, Schedule or other document delivered by the Purchaser in connection with this Agreement shall be true and correct in all material respects in each case on the Effective Date and at and as of the Closing Date as though made on and as of the Closing Date and each of such representations and warranties that is qualified as to materiality shall be true and correct in all respects in each case on the Effective Date and at and as of the Closing Date as though made on and as of the Closing Date (except in each case for such representations and warranties as are dated as of a particular date, which shall be true and correct in all material respects or true and correct in all respects, as the case may be, as of such date).

(b) Performance of the Purchaser’s Obligations. The Purchaser shall have complied with and performed in all material respects all its obligations and covenants under this Agreement required to be performed or complied with prior to or at the Closing, including tendering for delivery to the Purchaser all of the items set forth in Section 4.5 below, with the expectation that any non-performance which is not material to the Transaction shall be encompassed within the Post-Closing Agreement.

(c) Manufacturer Approval. The Seller shall have received documents required by the Manufacturer to terminate the Seller’s dealer sales and service agreement with the Manufacturer, to be effective as of the Closing Date, as would encompass release or transition procedures (including the Parts Account Settlement Acknowledgement described below.

(d) No Litigation. No Proceeding shall be pending, or threatened, or reasonably foreseeable, before any court or other Governmental Authority, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) restrain, enjoin, prohibit or prevent consummation of any of the Transaction or any other transaction contemplated by this Agreement, or (ii) cause the Transaction to be rescinded following consummation.

(e) REPA. The REPA shall have closed simultaneously with the Closing pursuant to the terms thereof.

4.4 Deliveries by the Seller at the Closing. On or before the Closing Date, the Seller and the Shareholder, as the case may be, shall deliver the following to the Purchaser (or as otherwise provided herein), each, where applicable, duly executed (or endorsed, as the case may be) by the Seller and/or Shareholder:

(a) (i) such deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance (collectively, the “Conveyance Instrument”) as will effectively convey to the Purchaser all title to and interest in the Purchased Assets, together with releases or termination statements of all Encumbrances (other than Permitted Encumbrances) on the Purchased Assets, and (ii) an instrument of assignment and assumption with respect to the Assumed Liabilities (the “Assignment and Assumption Instrument,” and along with the Conveyance Instrument, collectively, the “Bill of Sale and Assignment”), in substantially the form attached hereto as Exhibit A;

(b) an instrument of assignment and assumption with respect to the fictitious names, tradenames, trademarks, domain names and URLs listed on Schedule 5.2(q), in substantially the form attached hereto as Exhibit B (the “IP Assignment Agreement”);

(c) an instrument of conveyance with respect to the Personal Goodwill;

(d) an agreement concerning the allocation of the Purchase Price and preparation of IRS Form 8594 (which shall include a draft Form 8594 that allocates the Purchase Price in accordance with this Agreement), in substantially the form attached hereto as Exhibit C (the “8594 Agreement”);

(e) a non-competition and non-solicitation agreement, in substantially the form attached hereto as Exhibit D (the “Non-Competition Agreement”);

(f) a post-Closing agreement (the “Post-Closing Agreement”), as applicable;

(g) the Indemnification Escrow Agreement;

(h) the PPP Escrow Agreement, as applicable;

(i) a closing and disbursement statement enumerating the Purchase Price, prorations, and adjustments, all in accordance with this Agreement or as otherwise agreed upon by the Seller and the Purchaser (the “Closing Statement”);

(j) all manufacturer statements of origin furnished by the Manufacturer for the New Vehicles, Demos, and purchased Service Loaners, and all titles for the purchased Used Vehicles and the company vehicles (collectively, the “Titles”), along with a limited power of attorney in favor of the Purchaser with respect to the Titles;

(k) an affidavit from an officer of the Seller as to Seller’s compliance with TDOR regulations in remitting or accruing sales tax in accordance with Section 67-6-513, Tennessee Code. The foregoing shall be referred to as the “Tax Affidavit.”

(l) all owners’ manuals, all headsets, all DVD remotes (if applicable), all navigation system SD cards and DVDs, all floor mats, and at least 2 keys and wireless key fobs for each New Vehicle, Demo, purchased Service Loaner, and purchased Used Vehicle that has not been titled, and 1 key to each of the other purchased Used Vehicles;

(m) schedules, inventories, and other data from the Seller’s DMS reasonably requested by the Purchaser as part of building closing inventory/accounting schedules;

(n) a certificate dated the Closing Date and executed by an authorized representative of the Seller, certifying (i) that the representations and warranties of the Seller in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, (ii) the covenants and agreements to be performed or complied with by the Seller prior to the Closing have been performed and complied with in all material respects, (iii) the resolutions of the Seller authorizing the execution and delivery of this Agreement and the agreements contemplated hereby and approving the consummation of the Transaction, (iv) the incumbency and signatures of any representatives of the Seller executing this Agreement; and (v) attachment of certificate of good standing with respect to the Seller from the Tennessee Secretary of State, dated as of a recent date prior to the Closing Date;

(o) such document(s) as may be required by the Manufacturer to (i) memorialize or confirm the surrender or termination by the Seller of its dealer sales and service agreement and franchise rights with respect to the Manufacturer’s brands, (ii) confirm successful Closing of the Transaction, or (iii) memorialize the agreed disposition of the Seller’s parts account (e.g., the “Parts Account Settlement Acknowledgement”); and

(p) such other documents or instruments as may be required under this Agreement or as may be reasonably requested by the Purchaser in connection with the consummation of the Transaction.

4.5 Deliveries by the Purchaser at the Closing. On or before the Closing Date, the Purchaser shall deliver or cause to be delivered the following to the Seller (or as otherwise provided herein), each, where applicable, duly executed (or endorsed, as the case may be) by the Purchaser:

(a) delivery by wire transfer in immediately available funds of an amount equal to the sum of the Purchase Price, subject to the adjustments provided herein MINUS the Deposit MINUS the Indemnification Escrow Amount MINUS any PPP Escrow Amount and PLUS or MINUS any adjustments for prorations and other payments and withholdings to be paid or otherwise borne by the Seller or the Purchaser under this Agreement, which such net amount shall be disbursed to the Seller by wire transfer to an account designated by the Seller, in immediately available funds; except that the Purchaser may pay directly to creditors of the Seller the amount required to satisfy the PPP Non-Forgiven Amount and release any Encumbrances (other than Permitted Encumbrances) on the Purchased Assets;

(b) the Deposit, which shall be disbursed by the Escrow Agent to the Seller by wire transfer to an account designated by the Seller, in immediately available funds;

(c) the Bill of Sale and Assignment;

(d) the IP Assignment Agreement;

(e) the 8594 Agreement;

(f) the Non-Competition Agreement;

(g) the Post-Closing Agreement, if applicable;

(h) the Indemnification Escrow Agreement;

(i) the PPP Escrow Agreement, as applicable;

(j) the Closing Statement;

(k) a certificate of good standing with respect to the Purchaser from the Tennessee Secretary of State, dated as of a recent date prior to the Closing Date;

(l) a certificate dated the Closing Date and executed by an officer of the Purchaser, certifying (i) that the representations and warranties of the Purchaser in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, (ii) the covenants and agreements to be performed or complied with by the Purchaser prior to the Closing have been performed and complied with in all material respects, (iii) the resolutions of the Purchaser authorizing the execution and delivery by the Purchaser of this Agreement and the agreements contemplated hereby and approving the consummation of the Transaction, and (ii) the incumbency and signatures of the officer of the Purchaser executing this Agreement; and

(m) such other documents or instruments as may be reasonably required by the Seller in accordance with this Agreement, each in form and substance reasonably satisfactory to the Purchaser.

4.6 Post-Closing Matters.

(a) Delivery of Possession. The Seller shall take all necessary action to provide the Purchaser with possession of the Purchased Assets on the Closing Date. Within 5 Business Days after the Closing Date, the Seller shall remove from the Dealership Premises the Excluded Assets not sold to the Purchaser hereunder, during which time the Purchaser shall not be liable for any damages or losses to any of the Seller’s assets while on the Dealership Premises. If any of the Seller’s Excluded Assets remain on the Dealership Premises after such period, the Purchaser shall provide the Seller with written notice to remove the remaining Excluded Assets within 5 Business Days, and any Excluded Assets not removed by the Seller by the end of such additional period shall be deemed included in the Transaction. The Seller agrees to indemnify and hold the Purchaser harmless from any claims from customers or employees concerning their respective assets located on the Dealership Premises on the Closing Date.

(b) Records. The Purchaser agrees to store the Records, at no expense to the Seller, for the period(s) required under Applicable Law (and a period of not less than 7 years for deal jackets). The Purchaser shall be obligated to exercise only the same degree of care in the safeguard and maintenance of said Records as the Purchaser provides its own records. After the Closing Date, the Purchaser shall give to the Seller, and its agents, reasonable access to the Records as shall be necessary for recordkeeping and tax purposes, or in connection with any third-party demand or claim made by or against the Seller.

(c) Seller’s Receivables. Following the Closing, the Purchaser agrees for a period of 120 days or 4 month-ends, whichever is greater (the “Run Out Period”), to accept payment of the Seller’s accounts receivable payments arising out of the operation of the Business prior to Closing and to hold same for prompt payment over to the Seller. At the end of the Run Out Period, the Purchaser shall no longer be obligated to accept payments of such accounts receivable. If the Purchaser does accept payment of any of the Seller’s accounts receivable after expiration of the Run Out Period, the Purchaser shall promptly pay same over to the Seller. It is understood that the Purchaser’s responsibility, so far as such collection is concerned, is only to accept monies paid on such accounts receivable and shall not include any obligation to attempt to enforce payment thereof, or to send out bills or statements therefor.

(d) Run Out of Books.

(i) The Purchaser agrees to turn over to the Seller all payments, mail, invoices, general correspondence, and any other business-related items (“Residual Transactions”) related to the Seller’s Business operations prior to the Closing Date that are received by the Purchaser after the Closing Date, so the Seller may account for such items in the winddown of its business affairs. The Purchaser and Seller will work closely to reasonably ensure that all Residual Transactions that may impact both the Purchaser and Seller will be reconciled, reviewed, and settled on a weekly basis for the first month and thereafter on a bi-weekly basis through the end of the Run Out Period.

(ii) For a period of 30 days after the Closing, the Purchaser shall provide the Seller with office space and use of the Purchaser’s telephone and computer systems so that the Seller can conduct its wind-down activities.

(e) Erroneous Payments. The Parties shall in good faith work together and use their commercially reasonable efforts to ensure that (i) amounts paid by the Seller but owed by the Purchaser as a result of Manufacturer or vendor erroneously billing the Seller for items arising out of or in connection with the operation of the Business following Closing shall be paid over to the Seller promptly, and (ii) amounts paid by the Purchaser but owed by the Seller as a result of Manufacturer or vendor erroneously billing the Purchaser for items arising out of or in connection with the operation of the Dealership prior to Closing shall be paid over to the Purchaser promptly.

(f) Further Assurances.

(i) To the extent that any of the Assumed Contracts is not assignable without the consent of another party, this Agreement shall not constitute an assignment or attempted assignment thereof at any time prior to receipt of such consent. If such consent shall not be obtained on or prior to the Closing, the Seller agrees to cooperate with the Purchaser after the Closing in implementing any reasonable arrangement designed to provide for the Purchaser the benefits under any such Assumed Contracts.

(ii) The Seller shall, from time to time after the Closing, deliver to the Purchaser such further deeds, bills of sale and assignment, documents of title and other instruments necessary or desirable, in the reasonable opinion of the Purchaser’s counsel, to perfect the transfers of the Purchased Assets and the Assumed Liabilities to the Purchaser, free and clear of all Encumbrances other than the Permitted Encumbrances. The Purchaser shall, from time to time after the Closing, deliver to the Seller such further assignments, instruments of assumption, or other documents as may be necessary or desirable, in the reasonable opinion of the Seller’s counsel, to perfect or clarify the Purchaser’s assumption of the Assumed Liabilities.

(g) Survival. The matters under this Section 4.6 shall survive the Closing.

5.	REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties by the Purchaser. The Purchaser hereby represents and warrants to the Seller as of the Effective Date and as of the Closing Date as follows:

(a) Corporate Matters.

(i) The Purchaser is duly organized, validly existing, and in good standing under the laws of the state of its formation and will, by the Closing Date, be authorized to conduct business in the State of Tennessee.

(ii) The execution, delivery and performance of this Agreement and the Other Agreements to which it is a party by the Purchaser have been duly authorized by all requisite company action. Except for the required Licenses, third party Consents related to Assumed Liabilities, and the Consent of the Manufacturer to the appointment of the Purchaser as an authorized dealer in the Manufacturer’s products, no approval or consent of any other person is required in connection with the execution, delivery, and performance by the Purchaser of this Agreement and the Other Agreements to which it is a party.

(iii) This Agreement has been, and at the Closing the Other Agreements to which the Purchaser is a party will be duly executed and, assuming due authorization, execution, and delivery by the Seller and Shareholder, this Agreement constitutes and the Other Agreements to which the Purchaser is a party will constitute legal, valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies.

(iv) The execution and delivery by the Purchaser of this Agreement and the Other Agreements to which it is a party, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, will not constitute (with or without the giving of notice or the lapse of time or both) a violation of, contravene, be in conflict with, result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both), or constitute a default under (A) any term or provision of the articles of organization or operating agreement of the Purchaser, (B) any Contract to which the Purchaser is subject or by which it is bound, or (C) subject to compliance with any Applicable Law.

(b) Financial Ability. The Purchaser has the financial ability to consummate the Transaction as set forth herein.

(c) Brokers. Except as set forth in Schedule 5.1(c), no broker, agent, consultant, finder, or other similar person has assisted the Purchaser in procuring, negotiating, or executing this Agreement, and the Purchaser is under no contract with any such party.

(d) No Material Misrepresentation or Omission. No representation or warranty by the Purchaser contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished by the Purchaser to the Seller under the provisions hereof or in connection with the Transaction, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

5.2 Representations and Warranties by the Seller and Shareholder. Each of the Seller and the Shareholder represent and warrant to the Purchaser as of the Effective Date and as of the Closing Date as follows:

(a) Corporate Matters.

(i) The Seller is a Corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee.

(ii) The execution, delivery and performance of this Agreement and the Other Agreements to which it is a party by the Seller have been duly authorized by all requisite company action (including approval by the Shareholder). Except for the Consent of the Manufacturer to the appointment of the Purchaser as an authorized dealer in the Manufacturer’s products, no approval or consent of any other person is required in connection with the execution, delivery, and performance by the Seller and the Shareholder of this Agreement and the Other Agreements to which they are parties.

(iii) This Agreement has been, and at the Closing the Other Agreements to which the Seller and/or the Shareholder are parties will be duly executed and, assuming due authorization, execution and delivery by the Purchaser, this Agreement constitutes and the Other Agreements to which the Seller and/or the Shareholder are parties will constitute the legal, valid and binding obligations of each of the Seller and the Shareholder, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies.

(iv) Except as to the consents or other actions required at the Closing set forth on Schedule 5.2(a), the execution and delivery by the Seller and the Shareholder of this Agreement and the Other Agreements to which the Seller and/or the Shareholder are parties, and the consummation by the Seller and the Shareholder of the transactions contemplated hereby and thereby, will not constitute (with or without the giving of notice or the lapse of time or both) a violation of, contravene, be in conflict with, result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both), or constitute a default under (A) any term or provision of the articles of organization or operating agreement of the Seller or the Shareholder, (B) any Contract to which the Seller or the Shareholder are subject or by which they are bound, or (C) subject to compliance with any Applicable Law.

(b) Legal Capacity. The Shareholder has the necessary legal capacity to enter into this Agreement and the Seller’s Closing Documents to which the Shareholder is a party and to perform his obligations hereunder and thereunder.

(c) Title. The Seller owns, and has, or shall have as of the Closing Date, good title to, the Purchased Assets, free and clear of all Encumbrances, other than the Permitted Encumbrances. Except as set forth in Schedule 5.2(c), all Fixed Assets located at the Dealership Premises and utilized by the Seller in the operation of its Business are owned by the Seller.

(d) Taxes. The Seller has duly filed all foreign, federal, state, county and local income, excise, sales, property, withholding, social security, franchise, license, information returns and other applicable tax returns and reports, or appropriate and permitted extensions thereto, required to be filed by it as of the Effective Date with respect to the Business and the Purchased Assets. To the Seller’s Knowledge, each such return is true, correct, and complete, and the Shareholder has paid all taxes, assessments, amounts, interest and penalties due to any Governmental Authority. To its Knowledge, the Seller has no liability for any taxes, assessments, amounts, interest or penalties of any nature whatsoever other than those for which the Seller has created sufficient reserves or made other adequate provision. No Governmental Authority is now asserting or, to the Seller’s Knowledge, threatening to assert any deficiency or assessment for additional taxes, interest, penalties or fines with respect to the Seller, the Business, the Real Property or the Purchased Assets.

(e) Contracts.

(i) Each Assumed Contract listed on Schedule 2.1(f) is in full force and effect and constitutes a legal, valid, and binding agreement, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, similar laws affecting creditors’ rights and remedies generally and general principles of equity. No event or condition has occurred and is continuing which, with or without the lapse of time or giving of notice, constitutes, or would ripen into or become, a breach of or default under an Assumed Contract by the Seller, or, to the Seller’s Knowledge, by any other party thereto, in any term, covenant or condition of each Assumed Contract.

(ii) Except for (A) the Assumed Contracts, and (B) Contracts involving in each case less than $2,000.00 over their respective terms or which are terminable at will by the Seller without payment or penalty of any nature whatsoever, the Seller is not a party to any Contract.

(f) Employees and Employment Matters. Unless otherwise set forth in detail in Schedule 5.2(f):

(i) The Seller has complied with all requirements of Applicable Law relating to the Seller’s employees (each an “Employee” and collectively, the “Employees”) and will have paid all wages, salary, vacation, and sick leave (even if not specifically accrued for by the Seller), and bonuses due to the Employees (the “Employee Compensation”) through the Closing Date (including any accrued bonuses). The Seller has not received any notice regarding a current claim against it for (A) overtime pay, wages, salary or bonus, excluding current payroll periods or (B) vacation time, excluding time earned in current payroll periods.

(ii) The Seller is not currently paying any pension, deferred compensation, or retirement allowance to anyone.

(iii) The Seller has no oral or written collective bargaining or organized labor contracts, employment agreements, bonus or commission agreements, pay plans, deferred compensation agreements, profit sharing agreements, welfare or health benefit agreements, or retirement plans or arrangements, whether or not legally binding. In accordance with the deadlines in Section 7.4, the Seller shall deliver to the Purchaser true and correct copies of each agreement, plan, or arrangement described on Schedule 5.2(f), if any.

(iv) The Seller represents that it has taken no action that would interfere with any employment by the Purchaser of any Employee.

(v) To Seller’s Knowledge, no Employee intends to terminate his or her employment relationship with the Seller. The Seller has no contract for the future employment of any Employee.

(vi) To Seller’s Knowledge, no Employee intends to refuse employment with the Purchaser after the Closing or will terminate his/her employment with the Purchaser within 2 weeks after the Closing Date.

(vii) There have been no Employee walk-outs, strikes, or similar events within the last 3 years.

(viii) No current or former Employee has filed a charge with the EEOC within the last 2 years.

(ix) The Seller maintains current files containing all Labor Condition Applications and related public and non-public access documentation which they must present upon request by the Department of Labor including all documentation noted in 20 CFR §655.760. The Seller also maintain current files containing all documentation which they are required to maintain in the event of an audit related to labor certification for permanent employment filings, including all documentation noted in 20 CFR §655 and 656 and the rules and regulations promulgated thereunder.

(x) The Seller has taken the required actions under Applicable Law to confirm the identity and work status eligibility of its Employees. The Seller has not received any written notice of any inspection or investigation relating to their alleged noncompliance with or violation of IRCA, nor has the Seller been warned, fined or otherwise penalized for any failure to comply with IRCA or for any willful violation of any other immigration law, rule or regulation.

(xi) The Seller has complied in all material respects with the applicable requirements for its employee medical and benefit plans as set forth in the Code and ERISA, including Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA.”

(xii) The Seller has not violated the WARN Act.

(g) Financial Statements. True, correct and complete copies of the Current Financials have been delivered by the Seller to the Purchaser for Purchaser’s review in connection with its due diligence investigation of the Business and the Purchased Assets. The Current Financials (i) have been prepared in accordance with the Manufacturer’s reporting requirements, (ii) represent actual, bona fide transactions, and (iii) fairly present in all material respects the financial condition and the results of operations of the Business as at the respective dates of and for the periods referred to in such records. To the Knowledge of the Seller, neither the Seller nor its independent accountants have identified or been made aware of any fraud, whether or not material, that involves the Seller’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Seller, or any claim or allegation regarding any of the foregoing. Except as disclosed on Schedule 5.2(g), since July 1, 2020, there has been:

(i) no business condition or any fact that has specific application to the Seller that may result in a Material Adverse Change;

(ii) no damage to, or destruction or loss of, any assets of the Seller materially and adversely affecting the Purchased Assets or the condition (financial or otherwise), business, operations or prospects of the Business;

(iii) no sale, lease, abandonment or other disposition or removal of any assets that would have constituted Purchased Assets except in the ordinary course consistent with past practices with replacement by assets of similar utility and value;

(iv) no material increases in the compensation, commissions or bonuses payable to any employee or agent of the Seller performing services with respect to the Business; no entry into or amendment or modification of any employment, severance or similar contract; no adoption of or material increase in benefits under any employee benefit plan or program; and no labor problems, strikes or other occurrences of a similar nature; or

(v) no change in the accounting methods used by the Seller with respect to the Business.

(h) Absence of Undisclosed Liabilities. The Seller has no debts, claims, liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, asserted or un-asserted, except (1) to the extent disclosed or reserved against in the Seller’s balance sheet for the 12 months ended December 31, 2019, and (2) for liabilities and obligations that were incurred after December 31, 2019 in the ordinary course consistent with past practices and that, individually or in the aggregate, do not exceed $25,000.00.

(i) Condition of the Purchased Assets and the Dealership Premises. Except as set forth in Schedule 5.2(i):

(i) the Purchased Assets constitute all of the assets used by the Seller in connection with, and necessary for, the operation of the Business in the ordinary course and as historically operated by the Seller;

(ii) the facility is in compliance with all currently-effective requirements of General Motors whether as to size or condition of the facility or its image;

(iii) the Seller has not received notice of and has no actual knowledge of (A) any pending or contemplated condemnation, eminent domain or rezoning Proceeding affecting the Dealership Premises, (B) any proposal or other consideration for increasing the assessed value of the Dealership Premises for state, county, local or other ad valorem or similar Taxes by an amount that would materially affect the profitability of the Business, or (C) any Proceedings or public improvements which could or might result in the levy of any special Tax or assessment against the Dealership Premises; and

(iv) the only real estate, properties, and interests used by the Seller in the Business or necessary to the operation of the Business are the Dealership Premises.

(j) Litigation. Except as set forth on Schedule 5.2(j), there is no Proceeding pending or, to the Knowledge of the Seller or the Shareholder, threatened against or relating to the Seller (including in connection with or relating to the Transaction or the Other Agreements or of any action taken or to be taken in connection therewith or the consummation of the transactions contemplated hereby or thereby).

(k) Compliance with Applicable Laws. To its Knowledge, the Seller has complied with all Applicable Laws relating to the Business, the Purchased Assets and its use and occupation of the Dealership Premises (including zoning laws), and is not and has not been either charged with, in receipt of any notice or warning of, or to the Knowledge of the Seller, under investigation with respect to, any failure or alleged failure to comply with any provision of any Applicable Law.

(l) Brokers. Except as set forth in Schedule 5.2(l), no broker, agent, consultant or other similar person has assisted Seller in procuring, negotiating or closing this Transaction, and the Seller is under no contract with any such party.

(m) Environmental. Except as set forth in Schedule 5.2(m):

(i) To the Seller’s and Shareholder’s Knowledge, there are no Hazardous Substances present at, on, in or under the Dealership Premises, except for consumables used and waste generated in the ordinary course of the Seller’s business, in each case in compliance with applicable Environmental Laws.

(ii) The Seller and Shareholder have not received any notice, whether oral or written, from any Governmental Authority or other Person of any actual or threatened Environmental, Health and Safety Liabilities that are pending or unresolved with respect to the Dealership Premises Storage or the Business.

(iii) There are currently no underground storage tanks or underground hydraulic lifts located in, at, on or under the Dealership Premises, and any former such items that were removed from the Dealership Premises prior to Effective Date were in good condition and repair and not leaking when removed and were removed in accordance with all Applicable Laws.

(iv) To the Seller’s Knowledge, all gasoline, oil and other petroleum products stored, treated, used or disposed of on, in or about any portion of the Dealership Premises have been stored, treated, used or disposed of in full and strict compliance with all Applicable Laws. All above-ground gasoline, oil or petroleum product storage tanks on the Dealership Premises, if any, have been properly registered.

(v) The Seller or the Shareholder has provided to the Purchaser all material environmental reports, assessments, audits, studies, investigations, data and other nonprivileged written environmental information in its custody, possession or control concerning the Business or the Dealership Premises.

(n) Manufacturer Communications. Except as set forth on Schedule 5.2(n), no Manufacturer has (i) notified the Seller or Shareholder of any deficiency in dealership operations (including brand imaging, facility conditions, sales efficiency, customer satisfaction, warranty work and reimbursement, or sales incentives); (ii) advised the Seller or the Shareholder of a present or future need for facility improvements, upgrades, or relocation in connection with the Business; (iii) notified the Seller or the Shareholder of the Manufacturer’s desire to alter the configuration of the Business, including facility utilization; (iv) notified the Seller or the Shareholder of a plan to establish an additional dealer within 40 or fewer miles from the Dealership Premises, (v) notified the Seller or the Shareholder of the relocation of an existing dealership for any of the Manufacturer’s products within 20 miles of the Dealership Premises, or (vi) notified the Seller or the Shareholder of any reduction in the Seller’s new vehicle allocation for the Manufacturer’s products. The Seller is not a party to any “exclusive use agreement,” “site control agreement,” or other Contract with any Manufacturer (other than a dealer sales and service agreement) concerning the occupation and use of the Dealership Premises.

(o) Manufacturer Audits. Except as set forth on Schedule 5.2(o), in the last 5 years, the Manufacturer has not conducted any audit of the Seller’s sales practices and documentation or service practices and warranty claim documentation, and the Seller has not been subject to a chargeback of monies previously paid to the Seller with respect to its vehicle sales and warranty claims.

(p) Dealership Marketing Plans. Except as set forth on Schedule 5.2(p), in the last 5 years, the Seller has not participated, and currently does not participate, in customer marketing or added value plans such as “tires for life,” “batteries for life,” “lifetime oil changes,” customer coupon programs, customer gift certificates, extended service warranties, insurance related products, or similar customer programs, and the Seller has not offered its customers any products or services for which the Seller, or any of its Affiliates, has an ongoing responsibility for administration and the Liability thereof.

(q) Tradenames; Domain Names; URLs. Schedule 5.2(q) sets forth a complete list of all tradenames and trademarks that have been utilized by the Seller in its Business and a list of all Internet domain names or URLs registered, owned, or leased by the Seller, Shareholder, or their Affiliates. The Seller owns, solely and exclusively, or possesses the valid and enforceable right to use all of the Seller’s tradenames.

(r) Odometer Accuracy. The odometer on each of the motor vehicles included in the Seller’s inventory on the Closing Date represents the actual mileage that such motor vehicle has been driven unless otherwise disclosed on the odometer disclosure statement accompanying such motor vehicle.

(s) Privacy Laws. The Seller has complied with the Gramm-Leach-Bliley Act (the “GLB Act”) with respect to customer information received by the Seller, including, if applicable, responsibility for providing any notice required, and the Seller has implemented and maintained privacy practices to protect any financial information received by the Seller from its customers. Schedule 5.2(s) contains a copy of the Seller’s internal policies and procedures document for compliance with the GLB Act and a copy of the notice provided to the Seller’s customers.

(t) Solvency. The Seller is not insolvent and will not be rendered insolvent by the Transaction. As used in this Section 5.2(t), “insolvent” means that the sum of the Seller’s debts and other probable Liabilities exceeds the present fair saleable value of the Seller’s assets.

(u) Intellectual Property Rights. The Seller either owns or is otherwise entitled to use (under a license or otherwise) all Proprietary Rights necessary to conduct the business of the Business as presently conducted. For purposes of this Agreement, “Proprietary Rights” means all (i) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (ii) copyrights and registrations and applications for registration thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software data and documentation, (v) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (vi) other proprietary rights or any intellectual property, and (vii) copies and tangible embodiments thereof (in whatever form or medium).

(v) Licenses. Schedule 5.2(v) contains a list of all Licenses that, to the Knowledge of Seller, constitute all material Licenses as required for the operation of the Business as presently conducted and as presently intended to be conducted. The Seller currently has all such Licenses, and to its Knowledge, the Seller is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such License, nor are any facts or circumstances that could form the Basis for any such default or violation.

(w) No Material Misrepresentation or Omission. No representation or warranty by the Seller or the Shareholder contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished by the Seller or the Shareholder to the Purchaser under the provisions hereof or in connection with the Transaction, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

(x) Loans. Except as set forth on Schedule 5.2(x), the Seller is not liable as a principal, borrower, guarantor, or obligor for any loans or other debt instruments, and the Shareholder is not a principal, borrower, guarantor, or obligor for any loans or other debt instruments that are related to the Seller or the Business.

6.	SURVIVAL; INDEMNIFICATION

6.1 Survival. Subject to the limitations described in Section 6.5, the representations, warranties, covenants and agreements made by the Parties and in any agreement, certificate, instrument or other document delivered under this Agreement shall survive the Closing and consummation of the Transaction.

6.2 Indemnities of the Seller and Shareholder.

(a) The Seller and Shareholder shall, jointly and severally, indemnify, hold harmless and agree to defend the Purchaser and its Affiliates, officers, directors, employees, agents, consultants, representatives, stockholders and controlling Persons and their respective successors and assigns (collectively, the “Purchaser Indemnified Parties”) at all times from and after the date of this Agreement, from and against any and all Losses incurred by any of the Purchaser Indemnified Parties (the “Purchaser Damages”), which may now or in the future be actually incurred or suffered by the Purchaser Indemnified Parties resulting from or arising out of any one or more of the following:

(i) any misrepresentation or breach of any warranty of the Seller or the Shareholder made or contained in this Agreement

(ii) any failure of the Seller or the Shareholder to perform any covenant or agreement made or contained in this Agreement or fulfill any obligation in respect thereof;

(iii) any Retained Liability or Excluded Asset;

(iv) any non-compliance by the Seller or the Shareholder with any fraudulent transfer law in connection with the Transaction;

(v) the Seller and Shareholder’s valuation of Company Goodwill and Personal Goodwill; or

(vi) any brokerage or finder’s fees or commissions or similar payments based upon any Contract made, or alleged to have been made, by any Person, with the Seller or the Shareholder (or any Person acting on their behalf) in connection with the Transaction.

(b) Basket. In no event will any amount be recovered from the Seller for any Purchaser Damages resulting from matters described in Section 6.1(a)(i) or (ii) until the aggregate amount of all Purchaser Damages incurred by the Purchaser Indemnified Parties exceeds $40,000.00 (the “Basket”), in which event the Seller and Shareholder, jointly and severally, will be obligated, subject to the other provisions of this Agreement, to indemnify the Purchaser Indemnified Parties to the full extent of such Purchaser Damages, including the Basket, on a dollar for dollar basis; provided, however, that the Seller’s Liability for any Purchaser Damages will not be limited as set forth in this Section 8.1(b) if such Purchaser Damages relate to a breach of representation or warranty set forth in Sections 5.2(a), (b), or (c) (inclusive).

(c) Insurance. The Seller’s indemnification obligations shall be reduced to the extent that the subject matter of any indemnification claim brought by the Purchaser is covered by and paid to Purchaser pursuant to a warranty or indemnification from a third-party or third-party insurance.

(d) Indemnification Escrow. At the Closing, an amount equal to $250,000.00 of the Purchase Price shall be withheld and delivered to the Escrow Agent and deposited in escrow by the Purchaser (the “Indemnification Escrow Amount”), to be held for a period of 18 months following the Closing Date (the “Indemnification Escrow Period”) to secure the Seller’s indemnification obligations under this Section 6.2. The Escrow Agent shall deposit the Indemnification Escrow Amount in a non-interest-bearing account to be held in accordance with the form of escrow agreement (“Indemnification Escrow Agreement”) attached hereto as Exhibit E.

(i) Fifty percent (50%) of the Indemnification Escrow Amount shall be released and paid by the Escrow Agent to the Seller on the 1st anniversary of the Closing Date (the “First Release”); provided, however, the First Release shall be reduced by any amounts either (A) paid to a Purchaser Indemnified Party from the Indemnification Escrow Amount, or (B) subject to a disputed claim as of the date of the First Release.

(ii) The remaining portion of the Indemnification Escrow Amount shall be released and paid by the Escrow Agent to the Seller at the end of the Indemnification Escrow Period (the “Second Release”); provided, however, the Second Release shall be reduced by any amounts either (A) paid to a Purchaser Indemnified Party from the Indemnification Escrow Amount, or (B) subject to a disputed claim as of the date of the Second Release.

(iii) If the Seller receives notice from the Purchaser of a request for indemnification during the Indemnification Escrow Period and the Seller does not dispute its indemnification obligation in connection therewith, the Purchaser may, only after complying with the procedures described in the Indemnification Escrow Agreement, set off the amount owed to it in respect of such indemnification obligation against the Indemnification Escrow Amount. Such amount will reduce the Indemnification Escrow Amount and any corresponding release owed to the Seller during the applicable period set forth in this Section 6.2(d), or upon termination of the Indemnification Escrow Period, as the case may be. Prior to exercising its right of set-off hereunder, the Purchaser shall notify the Seller in writing of the matter in dispute together with all material facts and circumstances reasonably necessary for the Seller to determine the Basis for such claim or asserted obligation.

6.3 Indemnities of the Purchaser.

(a) The Purchaser shall, and hereby does indemnify, hold harmless and agree to defend the Seller and its Affiliates, officers, directors, employees, agents, consultants, representatives, stockholders and controlling Persons and their respective successors and assigns (collectively, the “Seller Indemnified Parties”) at all times from and after the date of this Agreement, from and against any and all Losses incurred by any of the Seller Indemnified Parties (the “Seller Damages”), which may now or in the future be actually incurred by the Seller Indemnified Parties resulting from or arising out of any one or more of the following:

(i) any misrepresentation or breach of any warranty of the Purchaser made or contained in this Agreement;

(ii) any failure of the Purchaser to perform any covenant or agreement made or contained in this Agreement or fulfill any obligation in respect thereof; or

(iii) any brokerage or finder’s fees or commissions or similar payments based upon any Contract made, or alleged to have been made, by any Person, with the Purchaser (or any Person acting on their behalf) in connection with the Transaction.

(b) Basket. In no event will any amount be recovered from the Purchaser for any Seller’s Damages resulting from matters described in Section 6.3(a)(i) until the aggregate amount of all Seller Damages incurred by the Seller Indemnified Parties exceeds the Basket, in which event the Purchaser will be obligated, subject to the other provisions of this Agreement, to indemnify the Seller to the full extent of such Seller’s Damages, including the Basket, on a dollar for dollar basis.

6.4 Claim Procedures. Each Person that desires to make a Claim for indemnification pursuant to this Section 6 (an “Indemnified Party”) will provide notice (a “Claim Notice”) thereof in writing to the Purchaser (if the Indemnified Party is a Seller Indemnified Party) or to the Seller (if the Indemnified Party is a Purchaser Indemnified Party) (in each such case, an “Indemnifying Party”), specifying the nature and Basis for such Claim and a copy of all papers served with respect to such Claim (if any). For purposes of this Section 6.4, receipt by a Person of written notice of any Third-Party Claim which gives rise to a Claim on behalf of such Person will require delivery of a Claim Notice to the Indemnifying Party within 20 days following the receipt of such Third-Party Claim; provided, however, that an Indemnified Party’s failure to send or delay in sending a Claim Notice will not relieve an Indemnifying Party from Liability hereunder with respect to such Claim except to the extent and only to the extent the Indemnifying Party is materially prejudiced by such failure or delay.

6.5 Limitations on Indemnification.

(a) Except for claims for indemnification arising out of (i) the Seller’s Retained Liabilities or Excluded Assets, (ii) the Seller’s breach of Sections 5.2(a) and 5.2(b), (iii) the Purchaser’s breach of Section 5.1(a), or (iv) the Seller’s or Purchaser’s willful, fraudulent, or intentional misrepresentation, each of which shall survive the Closing through the period that ends 60 days after all statutes of limitation applicable to the underlying claim(s), any other claims for indemnification by the Seller or the Purchaser Indemnitees under this Agreement must be made within 18 months following the Closing.

(b) The representations, warranties and covenants that are the subject of a claim shall survive until the claim is finally determined.

(c) The aggregate amount of all Losses for which the Seller and Shareholder shall be liable pursuant to Section 6.2 shall not exceed $2,500,000.00 (the “Cap”). The Cap shall not apply to Losses related to the Seller’s or the Shareholder’s fraud, Tax, or Section 6.2(a)(iii).

6.6 Calculation, Timing, Manner and Characterization of Indemnification Payments.

(a) Payments of all amounts owing by an Indemnifying Party other than as a result of a Third-Party Claim will be made within 15 Business Days after the later of (i) the date the Indemnifying Party is deemed liable therefor pursuant to this Section 6 or (ii) if disputed, the date of the adjudication of the Indemnifying Party’s Liability to the Indemnified Party under this Agreement.

(b) Payments of all amounts owing by an Indemnifying Party as a result of a Third-Party Claim will be made as and when Losses with respect thereto are incurred by the Indemnified Party and within 15 Business Days after the Indemnified Party makes demand therefor to the Indemnifying Party.

(c) Notwithstanding the foregoing, the Purchaser acknowledges and agrees that it shall first offset any indemnification obligations of the Seller, so agreed or finally adjudicated arising under this Section 6, against the Indemnification Escrow Amount. To the extent the remaining balance of the Indemnification Escrow Amount (after taking into account prior offsets or any releases of any portion of the Indemnification Escrow Amount pursuant to Section 6.2(d)) is less than any amounts to which the Purchaser is entitled to indemnification, the Seller shall remain liable for the balance of any amounts owed pursuant to such indemnification obligations and shall satisfy them in accordance with this Section 6.5.

6.7 Third-Party Claims.

(a) In the event of the assertion of any Third-Party Claim, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) at its sole cost and expense the defense of such Third-Party Claim if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such Third-Party Claim and may assert any defense of the Indemnified Party or the Indemnifying Party; provided that the Indemnified Party will have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such Third-Party Claim. Counsel representing both the Indemnifying Party and the Indemnified Party must acknowledge in writing its obligation to act as counsel for all parties being represented and must acknowledge and respect separate attorney-client privileges with respect to each party represented. If the Indemnifying Party elects to undertake the defense of any Third-Party Claim under this Agreement, the Indemnified Party will cooperate with the Indemnifying Party in the defense or settlement of the Third-Party Claim, including providing access to information, making documents available for inspection and copying, and making employees available for interviews, depositions and trial, in each case, at the Indemnifying Party’s expense. The Indemnifying Party will not be entitled to settle any Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed.

(b) If the Indemnifying Party, by the 30th day after receipt of notice of any Third-Party Claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent Judgment by default in favor of the Person asserting such Third-Party Claim) does not assume actively and in good faith the defense of any such Third-Party Claim or action resulting therefrom, the Indemnified Party may, at the Indemnifying Party’s expense, defend against such Claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party will be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnified Party will not settle or compromise any Third-Party Claim for which it is entitled to indemnification under this Agreement, without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(c) Notwithstanding anything in this Section 6.6 to the contrary, the Purchaser will in all cases be entitled to control the defense of a Third-Party Claim if the Purchaser reasonably believes (i) such Third-Party Claim could result in Liabilities which, taken together with other then outstanding Claims by the Purchaser under this Agreement, could exceed the remaining potential Losses payable by the Seller under this Agreement or the amount that the Purchaser believes it will be able to collect from the Seller under this Agreement or (ii) such Third-Party Claim could adversely affect in any material respect the Purchaser or its Affiliates (other than as a result of money damages) or if injunctive or other non-monetary relief has been sought against the Purchaser or its Affiliates.

6.8 Exclusive Remedy. In the absence of fraud or criminal conduct, the indemnification provisions in this Section 6 will be the sole and exclusive remedy and recourse for any breach of this Agreement by the Purchaser and Seller, except as expressly provided in this Agreement. In addition, any Party will be entitled to seek specific performance against any other Party in accordance with this Agreement.

6.9 Materiality. For purposes of determining the amount of Losses that are the subject matter of a Claim for indemnification or reimbursement hereunder (but not for purposes of determining whether any such item had been breached), each such representation or warranty shall be read without regard and without giving effect to the term “material” or “materiality” or similar phrases contained in such representation or warranty.

6.10 Treatment. Any indemnity payments made under this Agreement will be treated for all U.S. federal income Tax purposes as an adjustment to the aggregate Purchase Price, unless otherwise required by any applicable Legal Requirement.

7.	OTHER AGREEMENTS

7.1 Covenants of the Seller. On and after the Effective Date and until the Closing Date:

(a) Continuing Operation of Business. The Seller will (i) carry on the Business in the ordinary course consistent with past practices, shall not engage in any transaction or activity or enter into any Contract or make any commitment except in the ordinary course consistent with past practices, (ii) comply with all Applicable Laws, (iii) file all required tax returns and pay all required Taxes, (iv) maintain or cause to be maintained in full force and effect fire, property damage, and extended coverage insurance in the amount of the full replacement cost of the Purchased Assets under the Seller’s blanket insurance policy or policies, (v) use its commercial best efforts to preserve and promote the Business and preserve intact the reputation of the Business and the Seller’s relationship with Employees, customers, and vendors, (vi) maintain all of the Purchased Assets (including all buildings, structures and improvements on the Dealership Premises) in good operating condition and repair, ordinary wear and tear excepted, and make any necessary repairs, and (vii) not take or permit any act or omission to act which would have a Materially Adverse Change to the Business.

(b) Internal Operating Statements. The Seller will furnish to the Purchaser within 15 days after the end of each month a statement of income and a balance sheet as of the end of such month with respect to the Business, all of which shall be prepared in accordance with the Manufacturer’s accounting standards.

(c) Books and Records. The Seller will maintain books, accounts and records relating to the Business in the ordinary course consistent with past practices.

(d) Negative Covenants of the Seller. After the Effective Date and without the consent of the Purchaser, the Seller will not with respect to the Business:

(i) enter into any employment, collective bargaining or professional services Contract;

(ii) change employment terms, including with respect to wages, salary or bonuses, or institute or modify any benefit plans or programs, except in the ordinary course consistent in all material respects with past practices;

(iii) make any material change in management personnel;

(iv) enter into any new, or amend or terminate any Assumed Contract;

(v) take or omit to take any action which would cause a material breach of any Assumed Contract;

(vi) implement any operation decision(s) of a material nature relating to the Business; or

(vii) make any change in the “dealer agreement” (or any equivalent Contract with the Manufacturer).

Except as set forth in Schedule 7.1(d), none of the foregoing has occurred between January 1, 2020 and the Effective Date.

(e) Parts Return. Upon the satisfaction of the Manufacturer’s approval condition in Section 4.2(d), if the Seller has any Parts return privileges or allowances that are not assignable, then the Seller shall initiate a Parts return (designating for return Parts selected by the Purchaser) prior to the Closing Date, with the intent of exhausting any such non-assignable outstanding return privileges or allowances.

(f) Dealer Trades. From the Effective Date through the Closing Date, the Seller agrees not to transfer any of its New Vehicle inventory to any new vehicle dealer unless the Seller receives in trade for placement in its New Vehicle inventory a replacement New Vehicle of like kind and quality and in a model and trim that the Seller has sold in the 3-month period prior to the Effective Date.

(g) Damage Disclosure. At Closing, the Seller agrees to inform the Purchaser as to whether or not any of the motor vehicle inventory sold to the Purchaser hereunder is known by the Seller to have incurred damages, and will provide repair records for such vehicles.

(h) No Interference. The Seller shall not to take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, Employee, or other business associate of the Business, or the Seller, from maintaining the same business relationships with the Business and the Purchaser after the Closing Date as they maintained with the Business and the Seller prior to the Closing. The Seller will refer all customer inquiries relating to the Business to the Purchaser from and after the Closing Date.

(i) Changes in Warranties, Representations and Schedules. The Seller (i) shall not take or permit any action or omit to take any action which would cause any of the representations and warranties of the Seller contained in this Agreement or the Other Agreements become untrue, and (ii) shall promptly notify the Purchaser, in accordance with Section 7.4(b), of any changes to the Seller’s warranties and representations contained herein.

7.2 Third Party Consents.

(a) Each Party shall cooperate in good faith and shall use its respective reasonable best efforts to obtain any Consents required under this Agreement.

(b) Within 2 Business Days after the Effective Date, the Seller shall deliver a notice on the Seller’s letterhead, addressed to the Manufacturer, and prepared in accordance with Applicable Law, expressing the Seller’s desire to consummate the Transaction and otherwise obtain the Manufacturer’s consent to the Transaction and appointment of the Purchaser as an authorized dealer in the Manufacturer’s products at the Dealership Premises. Such notice shall include a request that the Manufacturer provide to the Seller and the Purchaser any forms or applications necessary to achieve the Transaction. The Seller will provide any and all information and assistance reasonably necessary to assist the Purchaser in its application to the Manufacturer.

7.3 Employees of the Seller; Employee Benefits; Payroll Tax Related Matters.

(a) Within 3 Business Days after the Effective Date, the Seller shall provide to the Purchaser:

(i) a complete and correct list of the names, job title, and current salary, bonus and commission arrangements, written or unwritten, for each Employee of the Seller working at or for the Business; and

(ii) true and correct copies of each employment/bonus/commission agreement, plan or arrangement described on Schedule 5.2(f).

(b) On the Closing Date, the Seller shall, with respect to all such Employees, terminate the employment of all of its Employees working at or for the Business, and shall fully pay and satisfy all outstanding Liabilities of the Seller for wages and other compensation, including any unused vacation, sick leave, or paid time-off benefits (even if not specifically accrued for by the Seller), or bonuses, in whole or part, even though a partial month of business has only occurred prior to the Closing Date. Nothing in this Agreement is intended to confer upon any Employee any rights or remedies, including, any rights of employment of any nature or kind whatsoever.

(c) The Seller shall after the Closing Date, in accordance with Applicable Law, terminate or take all appropriate action in connection with Employee Benefit Plans, if any, that are applicable to the Seller and/or Employees. The Seller acknowledges that the Purchaser shall have no responsibility or liability or obligation of any nature under any Employee Benefit Plans to any person, firm or corporation whatsoever; it being understood and agreed that if any Applicable Law provides that the Purchaser is or will be liable for any liability or obligation under any Employee Benefit Plans despite the Seller’s contractual liability for such liability or obligation hereunder, and the Seller fails to pay or perform such liability or obligation within 5 Business Days of the Purchaser’s written demand, then any and all such amounts may be subject to indemnification in accordance with Section 6.

(d) The Seller, or, where appropriate, the Seller’s health and welfare benefit plans that are “group health plans,” shall retain liability for and shall pay when due all benefits (including all liabilities and obligations for or arising from any “COBRA” health care continuation coverage required to be provided under Section 4980B of the Code, and Sections 601-608 of ERISA) arising out of a “qualifying event” prior to the Closing Date to “covered employees” or “qualified beneficiaries” entitled to “continuation coverage” (as those terms are defined in section 4980B of the Code) regardless of when services were rendered or expenses incurred. The Parties acknowledge that, after giving effect to the actions to be taken at the Closing, the Seller will not have any employees and will not maintain any health and welfare benefit plans after the Closing Date. No later than 10 Days prior to the Closing Date, the Seller shall provide the Purchaser with a list of all individuals to whom the Seller is as of that date liable to provide access to COBRA benefits as well as those employees who have terminated their employment with the Seller prior to Closing and may still apply for COBRA benefits. In accordance with Treasury Regulation Section 54.4980B9 Q&A-8, as of the Closing Date (or, if later, the date on which the Seller ceases to offer any group health plan coverage), the Purchaser, or its health and welfare benefit plans that are “group health plans,” will assume the Seller’s post-Closing non-default liability to provide the Business’s “merger and acquisition qualified beneficiaries” (as that term is defined under COBRA, which includes qualified beneficiaries whose COBRA qualifying event occurred before or in connection with the sale and who is, or whose COBRA qualifying event occurred in connection with a covered employee whose last employment before the COBRA qualifying event was, associated with assets being sold) access to continuing health insurance coverage required under COBRA (at such “beneficiaries’” cost), as well as providing applicable employee notices required under COBRA, and the Seller shall provide to the Purchaser sufficient employee information to enable the Purchaser to carry out such obligations.

(e) Upon the Parties’ receipt of the Manufacturer’s written approval of the Transaction and agreement to appoint the Purchaser as an authorized dealer in the Manufacturer’s products, the Purchaser may begin to interview the Employees for purposes of considering whether and on what terms to offer employment to them effective as of the Closing Date, in accordance with the Purchaser’s hiring practices and requirements. It is the intention of the Purchaser, and the Seller hereby acknowledges such intention, that any Employees that the Purchaser hires will be new employees of the Purchaser as of the Closing Date or the date of hire, whichever is later. Such new employees shall only be entitled to such compensation and employee benefits as are agreed to by such employees and the Purchaser, or as are otherwise provided by the Purchaser, in its sole discretion. As a condition to the Purchaser’s discretion in hiring Employees, the Purchaser shall ensure that it shall hire a sufficient number of the Employees so that the WARN will not apply to the Transaction.

(f) If requested by the Purchaser, the Seller agrees to provide reasonable assistance to the Purchaser in the latter’s efforts to be restated as a successor employer for employment tax purposes with respect to the Employees hired by the Purchaser, including the annual wage limitation for FICA tax, and to meet the requirements of Revenue Procedure 2004-53, Section 4, Standard Procedure, for federal payroll tax purposes. The Purchaser agrees to perform the obligations imposed upon it under such Revenue Procedure, together with such requirements as may be imposed by FICA. If requested by the Purchaser, the Seller shall execute all documents reasonably necessary to allow the Purchaser to benefit from and take advantage of the payroll tax withholding and deductions of the Seller for the current Tax year, as may be allowed by the Internal Revenue Service and/or state agencies.

7.4 Schedule Delivery.

(a) All schedules to this Agreement (each a “Schedule,” and collectively, the “Schedules”) shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement and delivered by the Seller on or before the 5th Business Day after the Effective Date (the “Schedule Due Date”), along with a signed certificate from the Seller that the Schedules so delivered are complete (the “Schedule Certificate”). Without limiting the foregoing, each Schedule shall identify with particularity and describe in relevant detail all relevant facts to be described in such Schedules; the mere listing of (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made by the Seller herein unless the representation or warranty has to do with the existence of the document or other item itself.

(b) Notwithstanding anything herein to the contrary, the Seller shall have the ability to update the Schedules attached hereto within 5 days of learning of a fact that would cause a change to any of the Schedules, with an updated Schedule Certificate attached thereto. The Seller shall disclose to the Purchaser in writing promptly upon discovery thereof (the “Updated Disclosures”) any material variances from the representations and warranties contained in Section 5.2 and/or any information necessary or appropriate to make such representations and warranties true and correct as of such date. None of the foregoing supplemental disclosures shall limit or otherwise affect the remedies available to the Purchaser hereunder; provided, that if such Updated Disclosures (i) were not required to be disclosed to make the representations and warranties true and correct in all material respects as of the Effective Date, (ii) disclose underlying events that occurred and circumstances that arose exclusively between the Effective Date and the Closing, and are delivered to the Purchaser at least 5 Business Days prior to the Closing Date (any disclosure meeting the requirements of clauses (i) and (ii) a “Qualifying Updated Disclosure”), then such Qualifying Updated Disclosure(s) shall amend and supplement the representations and warranties in Section 5.2 as of the Closing Date for purposes of indemnification under Section 6.2 hereunder but not for purposes of determining whether the conditions set forth in Section 4.2(a) have been satisfied, if the Purchaser gives a written termination notice within 10 Business Days after its receipt of such Qualifying Updated Disclosures and such termination is based on the failure to satisfy the conditions set forth in Section 4.2(a) as a result of the contents of such Qualifying Updated Disclosures.

7.5 Due Diligence Inspections.

(a) The Purchaser shall have 60 days from the later of (i) the Effective Date, or (ii) the date on which the Schedule Certificate is delivered by the Seller in accordance with Section 7.4 above (the “Due Diligence Period”) to complete to its satisfaction due diligence regarding the Business and the Dealership Assets, including obtaining such reports and studies as the Purchaser deems appropriate. The Parties agree that the Due Diligence Period shall be extended, as applicable, so that the Purchaser shall have not less than 10 Business Days to review the Audited Financial Statements after receipt by the Purchaser. The Purchaser may conduct due diligence regarding the Business, including obtaining such reports and studies as the Purchaser deems appropriate. The Seller agrees to provide to the Purchaser and Purchaser’s representatives reasonable access to the books, records, reports, information and facilities of the Dealership, and will make the officers, comptroller, accountants and attorneys of the Seller available at reasonable times to discuss with the Purchaser and Purchaser’s representatives such aspects of the Business as the Purchaser may wish.

(b) The Purchaser may, at Purchaser’s expense, commission the services of a qualified geotechnical and environmental consultant (hereinafter referred to as the “Engineer”) to conduct a “Phase I Environmental Site Assessment” (a “Phase I”) upon the Dealership Premises to identify any “recognized environmental conditions” and to determine whether the Dealership Premises are in substantial compliance with applicable Environmental Laws, in general accordance with standards recommended by the American Society for Testing and Materials -- ASTM E1527-13 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process.” The Purchaser will provide the Seller a copy of the Engineer’s Phase I report(s). All access to the Dealership Premises must be arranged and scheduled with Myron Bernard (at his contact information on first page hereof), so that the Seller, or its representative, is present or available at the time of inspection. The Purchaser shall have no obligation to indemnify the Seller with respect to the presence of any Hazardous Substances discovered during the Purchaser’s due diligence nor shall the Purchaser have any obligation to engage in the remediation of the Dealership Premises with respect to such Hazardous Substances.

(c) Should the Purchaser be dissatisfied with its inspections during the Due Diligence Period, it may terminate the Asset Purchase Agreement under Section 8.1(f), and thereafter the Purchaser’s right to inspect or to receive data and information shall terminate.

(d) No investigation made by, nor any disclosure made prior to or after the Effective Date by, the Purchaser on the one hand, or by the Seller, on the other hand, shall affect the enforceability of, or the remedies available under this Agreement with respect to, any such representations, warranties, covenants, agreements or undertakings or their survival.

(e) After Manufacturer approval and prior to the Closing Date, the Seller agrees to afford the Purchaser and its agents, attorneys, accountants and representatives such access to the Dealership Premises, business records and properties of the Seller, and shall furnish to the Purchaser such information concerning the Business, as the Purchaser shall reasonably deem necessary or desirable for the purpose of enabling the Purchaser to prepare for Closing, including preparation of closing inventory schedules. The Seller will make its appropriate officers, employees and representatives available to the Purchaser at all reasonable times for the purpose of assisting, in all reasonable respects, the Purchaser with Closing preparations.

7.6 Confidentiality.

(a) Except as may be required by law or legal process, the Purchaser agrees that any confidential information received in due diligence will be kept confidential by the Purchaser and its representatives and will not be disclosed by the Purchaser to any Person except the Manufacturer, the Purchaser’s attorneys, accountants, representatives, financial sources, engineers, etc., or otherwise with the specific prior written consent of the Seller. The foregoing obligations and restrictions shall not apply to that part of the Seller’s information that (a) was or becomes generally available to the public other than as a result of a disclosure by the Purchaser, or (b) was available, or becomes available, to the Purchaser on a non-confidential basis prior to its disclosure to the Purchaser by the Seller. Notwithstanding anything herein to the contrary, the Purchaser may provide notice of this Transaction to the United States Securities and Exchange Commission by filing of a copy of this Agreement.

(b) The Parties also agree that the terms and conditions of this Agreement, the Transaction, and the fact the Transaction exists, are to remain confidential. Neither the Seller nor the Purchaser will issue or approve a news release or other announcement of the Transaction without the prior approval of the other as to the contents of the announcement and its release, which approval will not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the fact the Transaction exists may be disclosed after the Effective Date by the Seller to its vendors and by the Purchaser to Seller’s employees and contractors, with the prior written approval of the other. Furthermore, nothing in this Section 7.6 shall be construed to prohibit the Purchaser or the Purchaser’s Affiliates from applying for, and publishing in the local or regional newspaper as required by Tennessee law, fictitious names for the operation of the Business post-Closing, and the Purchaser shall not be required to obtain the Seller’s permission to make such applications and publications.

7.7 Expenses.

(a) General. Except as may otherwise be provided in Section 9.12, whether or not the Transaction is consummated, each Party shall bear its own costs and expenses incurred in connection with the negotiation, drafting and execution of this Agreement. Except as otherwise set forth below or elsewhere in this Agreement, each Party shall bear its own costs and expenses of consummating the Transaction.

(b) Specific. Notwithstanding the foregoing:

(i) The Seller shall pay all costs, expenses and fees to release and discharge any Encumbrances on the Purchased Assets (other than Permitted Encumbrances), all federal and state Taxes due or payable by Seller in connection with the Transaction, and ½ of the fees, costs, and expenses of the Parts Inventory.

(ii) The Purchaser shall pay all costs, expenses and fees related to its due diligence and financing, and ½ of the fees, costs, and expenses of the Parts Inventory.

7.8 Pre-Closing Access. The Seller shall afford to the Purchaser and its employees and subcontractors, on reasonable prior notice, reasonable access before Closing to the Dealership Premises for the purpose of installing communications lines (” New Communications Lines”) which in the Purchaser’s reasonable judgment are necessary to allow the Purchaser, immediately after Closing, to connect those premises and the computer systems, telephone systems, networks and data bases in them to the Purchaser’s computer systems, telephone systems, networks and data bases; provided, however, that the Purchaser shall not use the New Communications Lines before the Closing, other than for testing purposes, without the Seller’s consent. If this Agreement is terminated for any reason, the Purchaser shall undertake to promptly, but in no event later than 30 days after such termination, remove the New Communications Lines. The Purchaser’s installation and, if applicable, removal of the New Communications Lines shall be done in a manner that does not unreasonably interfere with the Seller’s operation of the Business and that does not damage the Dealership Premises. At least 1 week before the anticipated Closing Date, the Seller shall provide the Purchaser with digital access to the Seller’s vehicle inventory. The Purchaser may also arrange for the Seller’s employees to attend DMS and other training prior to Closing so long as such training does not materially interfere with such employee’s work duties to the Seller.

7.9 Records. The Seller agrees to deliver to the Purchaser on the Closing Date the Records in a format that meets the Purchaser’s reasonable requests. To the extent the Records are in a digital form, the Purchaser and the Seller acknowledge and understand that the transfer of a copy of a digital form of the Records involves a joint and collaborative effort of the Parties along with the Seller’s DMS vendor and requires the cooperation of the Parties and the vendor. The Seller agrees to contact its DMS vendor and arrange for the transfer of a copy of its Records that are in digital form on its DMS to the Purchaser on or before the Closing, either through the creation of a separate sign-on and creation of a mirror store on the Seller’s DMS or transfer of a copy of the Records to a location of the Purchaser’s choice, it being contemplated that the Purchaser shall have all necessary access to these Records immediately after the Closing. Should the Purchaser obtain access to the Records prior to the Closing, the Purchaser shall hold the Records subject to Section 7.6. In the event the Transaction does not close, any Records in the Purchaser’s possession or control shall be destroyed and the Purchaser shall be enjoined from using the Records for its or any of its Affiliates’ benefit. The Parties agree to equally share in the expense of creating a mirror store and separate sign-on on the Seller’s DMS.

7.10 No Negotiations or Discussions. Until the Closing Date, the Seller and the Shareholder shall deal exclusively with the Purchaser regarding the sale of the Purchased Assets. In order to avoid any possible interference with or frustration of this Transaction, neither the Seller nor the Shareholder shall, directly or indirectly (including any agent or designee, or use of the services of a third party), at any time on or prior to the Closing Date, pursue, initiate, encourage or engage in any negotiations or discussions with, or provide any information to, any person or entity (other than the Purchaser and its representatives and Affiliates) regarding the sale or possible sale to any such person or entity of all or any of the Purchased Assets, Dealership Premises or stock of the Seller or any merger, consolidation, joint venture, management agreement, or any other transaction of any nature with the Seller or the Shareholder, which would hinder or frustrate the Purchaser from closing in accordance with the terms of this Agreement (a “Prohibited Discussion”). If any person or entity other than the Purchaser makes inquiry of the Seller or the Shareholder of any matter which could involve a Prohibited Discussion, then the Seller or the Shareholder (as the case may be) shall inform the Purchaser in writing and inform such person or entity of the existence of this Agreement, and that any Prohibited Discussion would constitute a violation of this Agreement.

7.11 Unemployment Rate Factor; Worker’s Compensation Experience Factor.

(a) The Purchaser, at its election, may utilize the Seller’s State of Tennessee unemployment rate factor to the extent allowed under law. The Seller agrees to assist and cooperate with the Purchaser in such efforts.

(b) The Purchaser, at its election, may utilize the Seller’s worker’s compensation experience factor to the extent allowed under Tennessee law. The Seller agrees to assist and cooperate with the Purchaser in such efforts.

7.12 PPP Loan.

(a) If the Seller received a PPP Loan, the Seller shall complete the Paycheck Protection Program Loan Forgiveness Application (OMB Control Number 3245-0407) and file same with the lender servicing the PPP Loan (the “PPP Lender”) within 30 days of the Effective Date.

(b) If, by the Closing Date, the Seller does not receive formal, written notification from the SBA or the PPP Lender stating that the Seller’s PPP Loan is fully or partially forgiven, the Purchase Price shall be reduced by an amount equal to 20% of the outstanding principal balance on the PPP Loan (the “PPP Escrow Amount”). At the Closing, the Purchaser shall deliver to the Escrow Agent an amount equal to the PPP Escrow Amount, to be held in accordance with the form of escrow agreement (the “PPP Escrow Agreement”) attached hereto as Exhibit F.

(c) If the PPP Loan has been forgiven, partially or fully, prior to the Closing Date, the Seller will provide the Purchaser with written evidence of such forgiveness. If the PPP Loan is just partially forgiven, then prior to the Closing Date, the Seller shall make payments on the unforgiven portion as required by Applicable Law and/or the PPP Loan documents. At the Closing, the Escrow Agent, using the Seller’s closing proceeds, shall pay off the unpaid portion of any partially forgiven PPP Loan.

8.	TERMINATION AND ABANDONMENT; DEPOSIT

8.1 Termination and Abandonment. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual agreement of the Seller and the Purchaser; or

(b) by the Purchaser by Notice to the Seller, if the conditions set forth in Section 4.2 have not been satisfied or the deliveries required by Section 4.4 shall not have been complied with and performed, and any such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Cut-Off Date unless such failure shall be due to the failure of the Purchaser to comply with any of its obligations to be performed or complied with by it prior to the Closing; or

(c) by the Seller by Notice to the Purchaser, if the conditions set forth in Section 4.3 have not been satisfied or the deliveries required by Section 4.5 have not been complied with and performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Cut-Off Date, unless such failure shall be due to the failure of the Seller to comply with any of its obligations to be performed or complied with by it prior to the Closing; or

(d) by the Purchaser if the Closing has not occurred on or before the Cut-Off Date, or such later date as the Parties may agree upon, unless the Purchaser is in material breach of or default under this Agreement; or

(e) by the Seller if the Closing has not occurred on or before the Cut-Off Date, or such later date as the Parties may agree upon, unless the Seller or the Shareholder is in material breach of or default under this Agreement; or

(f) by the Purchaser, by notice within 1 Business Day after the expiration of the Due Diligence Period if the Purchaser is dissatisfied with its due diligence inspections; or

(g) by either Party, if there shall be a final non-appealable order of a court of competent jurisdiction in effect preventing the Closing; or

(h) by either Party, if the Manufacturer shall exercise, or purport to exercise, any right of first refusal to purchase all or any material portion of the Purchased Assets.

8.2 Rights and Obligations on Termination.

(a) Except as otherwise provided in Section 8.2(b) below, if this Agreement is terminated as provided in Section 8.1, this Agreement shall forthwith become void, the Escrow Agent shall return the Deposit to the Purchaser, and there shall be no liability or obligation on the part of any Party or their respective officers, directors, partners, members, shareholders, principals, agents or representatives.

(b) Notwithstanding the provisions of Section 8.2(a) above:

(i) if this Agreement is terminated and abandoned pursuant to Section 8.1(c), due to a material breach or material default by the Purchaser under any of its express or implied covenants and obligations hereunder, then the Seller shall be entitled to: (A) the Deposit from the Escrow Agent and (B) reimbursement from the Purchaser of the Accountants Fees, not to exceed $150,000.00 as full payment and liquidated damages, which shall be the Seller’s sole and exclusive remedy.

(ii) if this Agreement is terminated and abandoned pursuant to Section 8.1(b) due to a material breach or material default by the Seller under any of its express covenants and obligations hereunder, then the Purchaser, at its sole discretion, may seek specific performance or reimbursement by the Seller and the Shareholder of its reasonable out-of-pocket costs not to exceed $100,000.00. The Seller agrees that it is estopped from subsequently asserting in any action to enforce the provisions of the covenants contained herein that the Purchaser has an adequate remedy at law and therefore is not entitled to specific performance or injunctive relief.

(c) Notwithstanding the provisions of Section 8.2(a) above, if the Transaction is terminated under Section 8.1(b) and the Seller is not in breach of this Agreement, Section 8.1(d), Section 8.1(f), Section 8.1(g), or Section 8.1(h), then the Seller shall be entitled to reimbursement of the Accountants Fees, not to exceed $150,000.00 (whether from the Escrow Fund via the Escrow Agent or separate reimbursement form Purchaser).

(d) The Parties acknowledge and agree that the rights and obligations set forth in this Section 8.2 shall not in any way affect or limit the respective rights and obligations of the Parties that arise out of, and survive, the Closing of the Transaction, including the provisions of Section 6 above.

9.	MISCELLANEOUS

9.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

9.2 No Waiver. The waiver by any Party of a breach of any covenant, agreement or undertaking contained herein shall be made only by an instrument in writing signed by the Party giving such waiver, and no such waiver shall operate or be construed as a waiver of any prior or subsequent breach of the same covenant, agreement or undertaking. Except as otherwise specifically provided herein, the exercise of any remedy provided by law or otherwise, and the provisions of this Agreement for any remedy, shall not exclude any other remedy.

9.3 Severability. If any provision of this Agreement shall be held invalid, illegal, or unenforceable, in whole or in part, the validity, legality and enforceability of the remaining part of such provision, and the validity, legality and enforceability of the other provisions hereof shall not be affected thereby. Any provision of this Agreement that is held invalid, illegal, or unenforceable in any jurisdiction shall not be deemed invalid, illegal or unenforceable in any other jurisdiction.

9.4 Entire Agreement; Amendment. This Agreement, together with all exhibits and Schedules hereto constitutes the entire agreement among the Parties pertaining to the Transaction, and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties. Except as otherwise provided herein, no supplement to, or modification of, this Agreement shall be binding unless executed in writing by each of the Parties.

9.5 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Tennessee without regard to any principles of conflict of laws.

9.6 Submission to Jurisdiction; Jury Trial Waiver. Each of the Parties (a) consents to submit itself to the exclusive personal jurisdiction of any state or federal court sitting in the State of Tennessee, Greene County, in any Proceeding for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Person to be served at the address and in the manner provided for the giving of Notices in Section 9.9. Nothing in this Section 9.6, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY SUCH PROCEEDING.

9.7 Assignability. Subject to the terms and conditions of this Section 9.7, the Purchaser may assign its rights under this Agreement, in whole or in part, to any Affiliate of the Purchaser. Except as expressly provided in this Section 9.7, neither this Agreement, nor any of the rights and obligations arising hereunder, may be assigned by either Party without the prior written consent of the other Party.

9.8 Notices. All notices, demands and other communications (each, a “Notice”) required or permitted hereunder shall be in writing (including facsimile), and shall be (a) sent by registered or certified mail, First Class postage attached, (b) sent by hand or overnight delivery, or (c) sent by electronic mail or facsimile, in each case addressed to the respective Parties at the addresses first set forth above, or to such other address and to the attention of such other Persons as a Party hereto may specify from time to time by Notice to the other Parties. Each Notice shall be deemed given and be effective only upon actual receipt (or refusal of receipt). Copies of any Notices shall be provided as below:

If to the Purchaser, then to its Counsel (which copy shall not constitute notice) to:

Bass Sox Mercer

Attention: Robert A. Bass, Esq.

2822 Remington Green Circle

Tallahassee, Florida 32308

Telephone: (850) 878-6404

Email: bassra@dealerlawyer.com

If to the Seller or to Shareholder, then to their Counsel (which copy shall not constitute notice) to:

Burr & Forman, LLP

Attention: James M. McCarten

171 17th Street, NW, Suite 1100

Atlanta, Georgia 30363

Telephone: 404-532-7236

Email: jim.mccarten@burr.com

9.9 Counterparts; Effective Date; Facsimile Copies. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall be deemed to be a single instrument, and shall be effective as of the date when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. A facsimile copy of this Agreement and any signatures on any counterpart hereof shall be considered for all purposes as originals.

9.10 Time of Essence; Computation of Time. Time is of the essence with respect to all dates and time periods set forth or referred to in this Agreement and each of its provisions. Whenever this Agreement requires that something be done within a period of days, such period shall: (a) not include the day from which such period commences; (b) include the day upon which such period expires; (c) expire at 8:00 p.m. (ET) on the date by which such thing is to be done; or (d) be extended by 2 Business Days if the final day of such period falls on a Saturday, Sunday, or bank holiday in the state where such thing is to be done.

9.11 Agreement Not Recordable. No Party shall have the right or the authority to file this Agreement or any notice thereof of record in any public office unless the same is necessary in order to assert, vindicate, enforce, or defend the Party’s rights under this Agreement.

9.12 Attorneys’ Fees. Should any Party institute any suit, action or Proceeding in court or otherwise to enforce or interpret this Agreement by reason of or with respect to an alleged breach of any provision hereof, the prevailing Party shall be entitled to receive from the non-prevailing Party such amount as the court may judge to be reasonable attorneys’ and paralegals’ fees for the services rendered to the prevailing Party in such action or Proceeding, plus the prevailing Party’s costs and expenses therein.

9.13 Interpretation. The Parties acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and the Other Agreements and have contributed to their revision; and (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and the Other Agreements. The words “include,” “includes,” “included,” “including,” and “such as” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation”. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

*****

[signatures on following page]

IN WITNESS WHEREOF, the Parties have duly executed this Asset Purchase Agreement on the last date noted below.

PURCHASER:

LMP AUTOMOTIVE HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Sam Tawfik	Dated: August 28, 2020
Sam Tawfik, CEO

SELLER:

BACHMAN-BERNARD CHEVROLET-BUICK-
GMC-CADILLAC, INC., a Tennessee corporation

By:	/s/ Phillip M. Bachman, Jr.	Dated: August 28, 2020
Phillip M. Bachman, Jr.

SHAREHOLDER:

PHILIP M. BACHMAN, JR.,

Dated: August 28, 2020

MYRON BERNARD

Dated: August 28, 2020

IN WITNESS WHEREOF, the Parties have duly executed this Asset Purchase Agreement on the last date noted below.

PURCHASER:

LMP AUTOMOTIVE HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Sam Tawfik	Dated: August 28, 2020
Sam Tawfik, CEO

SELLER:

BACHMAN-BERNARD CHEVROLET-BUICK-
GMC-CADILLAC, INC., a Tennessee corporation

By:	/s/ Myron Bernard	Dated: August 28, 2020
Myron Bernard, Vice President/Secretary

SHAREHOLDER:

PHILIP M. BACHMAN, JR. by Martha M.Bachman Under Power of Attorney dated August 22, 2012

	Philip M. Bachman, JR. by Martha M.Bachman	Dated: August 28, 2020

MYRON BERNARD

	Myron Bernard	Dated: August 28, 2020

ACKNOWLEDGMENT BY ESCROW AGENT

The undersigned, on behalf of First American Title Insurance Company, joins in the execution of this Agreement for the purpose of agreeing to act as the Escrow Agent hereunder.

Date: August 27, 2020

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Alicia Otten
Name:	Alicia Otten
Title:	Sr. Escrow Officer

The undersigned Escrow Agent acknowledges receipt of the $250,000.00 earnest money deposit referred to in Section 3.6 of the foregoing Asset Purchase Agreement, and agrees to hold and disburse said funds and all accrued interest thereon in accordance with the terms of said Agreement.

Date:               , 2020

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

INDEX TO EXHIBITS AND SCHEDULES

Exhibit Letter	Description of Exhibit

A	Bill of Sale and Assignment and Assumption Agreement
B	Assignment of Intangible Property
C	Agreement Regarding IRS Form 8594
D	Non-Competition and Non-Solicitation Agreement
E	Indemnification Escrow Agreement
F	PPP Escrow Agreement

Schedule Number	Description of Schedule

2.1(a)	Fixed Assets
2.1(f)	Assumed Contracts
2.1(k)	Email Addresses, PO Boxes, Telephone and Facsimile numbers
2.3(o)	Excluded Assets
5.1(c)	Purchaser’s Brokers
5.2(a)	Consents
5.2(c)	Title
5.2(f)	Employees and Employment Matters
5.2(g)	Exceptions to Financial Statements
5.2(i)	Condition of the Purchased Assets and the Dealership Premises
5.2(j)	Litigation
5.2(l)	Seller’s Brokers
5.2(m)	Environmental
5.2(n)	Manufacturer Communications
5.2(o)	Manufacturer Audits
5.2(p)	Dealership Marketing Plans
5.2(q)	Tradenames; Domain Names; URLs
5.2(s)	GLB Act Compliance
5.2(v)	Licenses
5.2(x)	Loans
7.1(d)	Negative Covenants

EXHIBIT A

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

(see attached)

Exhibit A

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is executed as of the __________________ day of ____________________, 2020 (the “Closing Date”), BACHMAN-BERNARD CHEVROLET-BUICK-GMC-CADILLAC, INC., a Tennessee corporation (the “Seller”), in favor of LMP AUTOMOTIVE HOLDINGS, INC., a Delaware corporation (the “Purchaser,” and together with the Seller, the “Parties”).

This Agreement is executed and delivered pursuant to that certain Asset Purchase Agreement dated August ____, 2020, by and among the Seller, the Purchaser, and others (the “Purchase Agreement”), relating to the Seller’s Chevrolet, Cadillac, Buick, and GMC motor vehicle dealership (the “Business”) located at 3365 East Andrew Johnson Highway, Greenville, Tennessee 37745 (the “Dealership Premises”).

Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

KNOW ALL MEN BY THESE PRESENTS:

1. CONVEYANCE. Pursuant to the Purchase Agreement and in consideration of the receipt of Ten Dollars ($10.00) in hand paid by the Purchaser to the Seller, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller hereby sells, transfers, sets over and assigns to the Purchaser all of the Seller’s right, title and interest in and to the assets described in Exhibit A attached hereto and made a part hereof (collectively, the “Purchased Assets”), to have and to hold the same unto the Purchaser forever, free and clear of all Encumbrances (other than Permitted Encumbrances). The Seller shall, however, retain and not sell to the Purchaser, all assets not included in the enumeration of the Purchased Assets, including, without limitation, the items described in Exhibit B attached hereto and made a part hereof (collectively, the “Excluded Assets”).

2. WARRANTY OF TITLE. The Seller warrants that it is the lawful owner of the Purchased Assets, it possesses good and valid title to sell, transfer, convey and deliver the Purchased Assets described in this Bill of Sale to the Purchaser, free and clear of any and all Encumbrances whatsoever (other than Permitted Encumbrances), and the Seller covenants and agrees to defend the title vested in the Purchaser under this Bill of Sale.

3. FURTHER ASSURANCES. The Seller agrees that, at any time and from time to time after the Closing Date, it will upon request of the Purchaser and at the Purchaser’s sole cost, duly execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, bills of sale, assignments, transfers, powers of attorney or assurances as may be reasonably required to assign, transfer, convey and confirm to the Purchaser title to any of the Purchased Assets.

4. ASSIGNMENT AND ASSUMPTION. The Seller does hereby sell, transfer, set over and assign unto the Purchaser all of the Seller's rights and privileges in and to the liabilities and obligations described in Exhibit C attached hereto (collectively, the “Assumed Liabilities”).

The Purchaser hereby accepts the foregoing assignment of the Assumed Liabilities as defined in the Purchase Agreement and assumes, covenants and agrees to fully and faithfully perform and discharge each and every covenant, duty, obligation, liability and term on the part of the Seller to be performed in connection with the Assumed Liabilities relating to periods from and after the Closing Date, to the extent, and only to the extent, such obligations first accrue and are required to be performed subsequent to the Closing Date (provided that such obligations did not arise as a result of a breach by the Seller of any contract on or prior to the Closing Date or a breach of the Seller’s representations, warranties, covenants and agreements under the Purchase Agreement).

Exhibit A

Except for the Assumed Liabilities expressly set forth in Exhibit C, the Purchaser shall not assume, or in any way be responsible or liable for, any Retained Liabilities. “Retained Liabilities” shall mean each and every Liability of the Seller, other than the Assumed Liabilities, including (i) any Liabilities of the Seller arising out of the operation of the Business prior to the Closing Date, (ii) conditions existing or alleged to have existed or any acts or omissions occurring or alleged to have occurred at the Dealership Premises prior to the Closing Date, including any Liabilities described in the Purchase Agreement or the Schedules attached thereto, (iii) any Liabilities attributable to violations of any Applicable Law, (iv) any pending or threatened Proceeding against the Seller, and (v) chargebacks from the cancellation/termination of finance or insurance products on vehicles sold by the Seller prior to the Closing Date.

Without limitation of the foregoing, it is specifically understood and agreed between the Parties that the Purchaser shall not be responsible for any express or implied warranties given by the Seller to customers prior to the Closing Date. Further, should any customer make a claim upon any warranty given by the Seller or for defective vehicle repair by the Seller prior to the Closing Date, then, in that event, the Purchaser at its option may adjust any such minor item as it so desires, at the Seller’s expense, and on any major item shall notify the Seller and, upon the Seller’s approval, shall repair said item at the Seller’s expense. Any major item shall be defined as any item at cost to the Purchaser in excess of $250.00.

5. BINDING EFFECT. The terms, covenants, and agreements herein contained shall be binding upon, and inure to the benefit of, the Parties and their respective successors and assigns.

6. GOVERNING LAW. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Tennessee. The Parties agree that the state or federal courts in and for Greene County, Tennessee are the proper venue and exclusive jurisdiction for any disputes hereunder. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY.

7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall be deemed to be a single instrument. Facsimile and/or electronic copies of this Agreement and any signatures on any counterpart hereof shall be considered for all purposes as originals.

8. INCONSISTENCIES. If there is any conflict or inconsistency between the terms of this Bill of Sale and the Purchase Agreement, the terms of the Purchase Agreement shall govern and control.

9. AMENDMENTS. This Agreement may be amended only by a written agreement executed by the Parties. No waiver granted shall be deemed effective unless in writing and executed by the party against whom enforcement of the waiver is sought.

10. CLOSING DATE. This Agreement shall be effective as of the Closing Date.

[signatures on following page]

Exhibit A

IN WITNESS WHEREOF, the Parties have caused this Bill of Sale and Assignment and Assumption Agreement to be signed and sealed by their respective duly authorized representatives on the date first set forth above.

SELLER:

BACHMAN-BERNARD CHEVROLET-
BUICK-GMC-CADILLAC, INC.,
a Tennessee corporation

By:
Myron Bernard, Vice President/Secretary

PURCHASER:

LMP AUTOMOTIVE HOLDINGS, INC.,
a Delaware corporation

By:
Sam Tawfik, CEO

Exhibit A

EXHIBIT A

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

Purchased Assets

●	All of the Seller’s furniture, fixtures, signs, product marketing displays, office equipment and computers, company vehicles, machinery and shop equipment, parts equipment, special tools, lifts, hybrid charging stations and related equipment, removable compressors, shop tools, company vehicles, and other items of tangible personal property owned and used by the Seller in the operation of the Business, including those items listed on the Seller’s depreciation schedules and on Schedule 1 attached hereto (the “Fixed Assets”);

●	The Seller’s New Vehicles, Demos, and Qualified Service Loaners listed on Schedule 2 attached hereto;

●	The Seller’s Used Vehicles listed on Schedule 3 attached hereto;

●	The Seller’s assignable rights and privileges under (i) the Contracts identified on Schedule 4 attached hereto (the “Assumed Contracts”) and (ii) other Assumed Liabilities;

●	All of the Manufacturer Parts Inventory and Miscellaneous Inventory, all as summarized on Schedule 5 attached hereto;

●	All of the Seller’s sublet repairs and work in process repairs, as listed on Schedule 6 attached hereto (“WIP”);

●	The Seller’s return privileges, if any, concerning the Manufacturer Parts;

●	The Seller’s assignable rights to its email addresses, PO Boxes, telephone and facsimile numbers (local and toll-free), as listed on Schedule 7 attached hereto;

●	To the extent transferable, all Licenses;

●	All assignable rights of the Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof;

●	All of the Seller’s offices supplies, janitorial supplies, and similar items owned by the Seller and located at the Dealership Premises as of the Closing Date;

●	Any rights relating to or arising out of or under any express or implied warranties from suppliers with respect to the Purchased Assets;

●	All assignable rights of the Seller arising under any non-compete or restrictive covenant agreements between the Seller and any former member(s), or between the Seller and its employees, current or former;

●	Any insurance proceeds for claims or damages to the Purchased Assets, unless such proceeds have been used prior to the Closing Date for repair or restoration; and

Exhibit A

●	All of the Seller’s perpetual inventory records, sales records, customer lists, customer service records and all other customer data, deal jackets, supply and manufacturer lists, technical data, and sales and marketing literature, advertising materials, promotional materials, including merchandising literature from the Manufacturer, whether in hard or digital copies, and all of the Seller’s intangible property rights and goodwill associated with the Business, including all assignable franchise rights under the Manufacturer’s dealer sales and service agreements, and any and all of the Seller’s rights to content and access (including usernames and passwords, or other access means) related to GooglePlusLocal, GooglePlusBusiness, yelp, LinkedIn®, Facebook®, MySpace®, foursquare, Twitter®, Dealer Rater, Edmunds, and Cars.com, and other intellectual property owned by Seller and used or useable in the Business, and all other intangible assets, rights and properties of the Seller whatsoever, except the Excluded Assets.

Exhibit A

EXHIBIT B

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

Excluded Assets

●	Cash and cash equivalents on hand and in banks, certificates of deposit, commercial paper, stocks, bonds and other liquid investments;

●	Accounts receivable of the Seller (including any “contracts in transit,” rebates receivable, holdbacks, discounts receivable, credit life commissions receivable, A & H commissions and finance Seller receivables, both current and deferred);

●	Any prepaid expense, insurance, interest, utilities, or rent and any deposits related thereto, which accrue to the benefit of the Seller as of the day prior to the Closing Date;

●	Any deposits, credits, reimbursements, or claims relating to Contracts which are not Assumed Contracts;

●	The minute book, corporate, accounting, and Tax records, and corporate seal of the Seller;

●	Any correspondence or records of the Seller that constitutes attorney-client privileged communications;

●	The consideration for the Purchased Assets to be delivered by the Purchaser to the Seller under the Purchase Agreement;

●	The consideration for the Purchased Assets;

●	The Seller’s right to enforce the Purchase Agreement;

●	Vehicle parts and accessories that do not constitute Manufacturer Parts Inventory or Miscellaneous Inventories;

●	Vehicles not purchased by the Purchaser;

●	The Seller’s contracts or policies of insurance and any refunds of taxes or tax loss carry forwards of the Seller;

●	Any assets leased by the Seller that would otherwise constitute Fixed Assets if not so leased (unless the Purchaser assumes such lease obligations);

●	All rights under any Licenses and Contracts, except for the Assumed Contracts and assigned Licenses;

●	Real estate owned by the Seller, which is the subject of the REPA;

●	Those items of personal property owned by the Shareholder or an Affiliate of the Shareholder and located at the Dealership Premises, which are listed on Schedule 8 attached hereto; and

●	All of the Seller’s Employee Benefit Plans.

Exhibit A

EXHIBIT C

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

Assumed Liabilities

●	All of the Seller’s Liabilities under the Assumed Contracts, as listed on Schedule 4 attached hereto, arising on or after the Closing Date (other than any Liabilities arising out of any breach or default that occurred prior to the Closing Date);

●	All of the Seller’s Liabilities to customers under the conditions of the Seller’s vehicle order forms or special parts order forms, as listed on Schedule 9 attached hereto (“Customer Deposits”);

●	All of Seller’s obligations to complete WIP, as listed on Schedule 6 attached hereto; and

●	All of the Seller’s We-Owes, as listed on Schedule 10 attached hereto (“We-Owes”), the value of which shall be subtracted from the Purchase Price.

EXHIBIT B

ASSIGNMENT OF INTANGIBLE PROPERTY

(see attached)

Exhibit B

ASSIGNMENT OF INTANGIBLE PROPERTY

THIS ASSIGNMENT OF INTANGIBLE PROPERTY (the “Assignment”) is made as of the _____ day of ________________, 2020 (the “Effective Date”), by and between BACHMAN-BERNARD CHEVROLET-BUICK-GMC-CADILLAC, INC., a Tennessee corporation (“Assignor”), and LMP AUTOMOTIVE HOLDINGS, INC., a Delaware corporation (“Assignee”).

W I T N E S S E T H:

WHEREAS, this Assignment is executed and delivered pursuant to that certain Asset Purchase Agreement dated August ____, 2020 (the “Purchase Agreement”), by and among Assignor, Assignee, and others, concerning assets of Assignor’s Chevrolet, Cadillac, Buick, and GMC motor vehicle dealership located in Greenville, Tennessee (the “Business”); and

WHEREAS, Assignor owns or has an interest in the Intangible Property and desires to transfer an undivided interest in such Intangible Property to Assignee.

NOW, THEREFORE, it is agreed that:

1. Recitals and Capitalized Terms. The above recitals are true and correct and are incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

2. Transfer and Assignment. Assignor hereby transfers and assigns, effective as of the Effective Date, all of its right, title, benefit, and interest in and to the following assets regarding the Business, subject to the terms and conditions contained in the Purchase Agreement:

All of Assignor’s tradenames and URLs owned or controlled by the Seller and utilized by the Business, as listed on Schedule 1 attached hereto (collectively, the “Intangible Property”).

3. Acceptance of Assignment. Assignee hereby accepts the Assignment set forth in Section 2 above.

4. Representation and Warranty. Assignor represents and warrants that all corporate action to authorize this Assignment has been completed.

5. Cooperation. Assignor and Assignee agree to promptly do all things necessary or appropriate to accomplish the transfer to Assignee of the Intangible Property.

6. Binding Effect. The terms, covenants and agreements herein contained shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

7. Governing Law. This Assignment shall be construed in accordance with and shall be governed by the laws of the State of Tennessee.

8. Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall be deemed to be a single instrument. Facsimile and/or electronic copies of this Assignment and any signatures on any counterpart hereof shall be considered for all purposes as originals.

Exhibit B

9. Inconsistencies. If there is any conflict or inconsistency between the terms of this Assignment and the Purchase Agreement, the terms of the Purchase Agreement shall govern.

[signatures on following page]

Exhibit B

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment of Intangible Property the day and year first above written.

ASSIGNOR:

BACHMAN-BERNARD CHEVROLET-
BUICK-GMC-CADILLAC, INC.,
a Tennessee corporation

By:
Myron Bernard, Vice President/Secretary

ASSIGNEE:

LMP AUTOMOTIVE HOLDINGS, INC.,
a Delaware corporation

By:
Sam Tawfik, CEO

EXHIBIT C

AGREEMENT REGARDING IRS FORM 8594

(see attached)

Exhibit C

AGREEMENT REGARDING IRS FORM 8594

THIS AGREEMENT REGARDING IRS FORM 8594 (this “Agreement”) is made as of the _____ day of _______________, 2020 by and between BACHMAN-BERNARD CHEVROLET-BUICK-GMC-CADILLAC, INC., a Tennessee corporation (“Seller”), and LMP AUTOMOTIVE HOLDINGS, INC., a Delaware corporation (“Purchaser”).

RECITALS

WHEREAS, Seller, Purchaser, and others, entered into that certain Asset Purchase Agreement dated August ____, 2020 (the “Purchase Agreement”), whereby Seller agreed to sell and Purchaser agreed to purchase certain assets described therein (“Assets”) on the terms and conditions set forth therein; and

WHEREAS, the parties desire to agree upon the fair market values and the allocation of the purchase price for the Assets among the various classes of assets as will be set forth on Form 8594 which will be attached to the respective Federal Income Tax Returns of the Purchaser and the Seller so that the form which is submitted to the Internal Revenue Service by each of them will be identical as to such fair market values and allocation.

NOW, THEREFORE, in consideration of the promises and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Fair Market Values/Allocation of Purchase Price. The parties agree that the aggregate fair market values and the aggregate allocation of the purchase price of the Assets among the various classes of assets as provided for on Form 8594 shall be as set forth in Part II of the Form 8594 attached hereto as Exhibit A and made a part hereof. Each party agrees to complete and attach a Form 8594, completed identically to Exhibit A attached hereto, to its Federal Income Tax Return for the year in which the closing of the purchase and sale of the Assets under the Purchase Agreement takes place.

2. Taxes and Expenses. Each of the parties shall be solely responsible for the preparation and timely filing of its respective Federal Income Tax Return and Form 8594 and the payment of all taxes, interest and/or penalties, if any, associated therewith.

3. Governing Law. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Tennessee.

4. Attorneys' Fees and Costs, Etc. In the event a dispute arises between the parties under this Agreement and suit is instituted, the allocation of costs and attorneys’ fees shall be in accordance with Section 9.12 of the Purchase Agreement.

5. No Third-Party Beneficiary. This Agreement is solely between the parties hereto and no person not a party to this Agreement shall have any rights hereunder, either as a third-party beneficiary or otherwise.

6. Complete Agreement. This Agreement and the Purchase Agreement constitute the complete agreement between the parties hereto and incorporates all prior discussions, agreements and representations made in regard to the matters set forth herein. This Agreement may not be amended, modified or changed except by a writing signed by the party to be charged by said amendment, change or modification. To the extent there is any conflict between the terms of this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall govern and control.

Exhibit C

IN WITNESS WHEREOF, the parties have executed this Agreement Regarding IRS Form 8594 as of the date first set forth above.

PURCHASER:

LMP AUTOMOTIVE HOLDINGS, INC.,
a Delaware corporation

By:
Sam Tawfik, CEO

SELLER:

BACHMAN-BERNARD CHEVROLET-BUICK-
GMC-CADILLAC, INC., a Tennessee corporation

By:
Myron Bernard, Vice President/Secretary

EXHIBIT A

FORM 8594

(see attached)

EXHIBIT D

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

(see attached)

Exhibit D

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON- SOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of the ____ day of _____________, 2020 (the “Effective Date”), by and among LMP AUTOMOTIVE HOLDINGS, INC., a Delaware corporation (“Purchaser”); BACHMAN-BERNARD CHEVROLET-BUICK-GMC-CADILLAC, INC., a Tennessee corporation (“Seller”); and MYRON BERNARD, an individual resident of Tennessee (“Bernard”), and PHILLIP M. BACHMAN, JR., an individual resident of Tennessee (“Bachman” and, together with Bernard, “Shareholder”).

RECITALS

WHEREAS, Seller owned and operated a franchised Chevrolet, Cadillac, Buick, and GMC motor vehicle dealership (the “Dealership”) located at 3365 East Andrew Johnson Highway, Greenville, Tennessee 37745 (the “Dealership Premises”); and

WHEREAS, Seller’s operation of the Dealership has resulted in Seller developing a significant reputation in its market and the surrounding regions in connection with sales, lease, repair, and service of Chevrolet, Cadillac, Buick, and GMC new motor vehicles and with the general operation of the Dealership; and

WHEREAS, Shareholder has been actively involved in the management, development, and strategic direction of the Dealership and has acquired considerable experience/skill and has contributed to the goodwill of the Dealership; and

WHEREAS, Purchaser, Seller, and Shareholder entered into that certain Asset Purchase Agreement dated August ____, 2020, regarding the sale and purchase of substantially all the operating assets and inventories of the Dealership (the “Purchase Agreement”); and

WHEREAS, if any of the Restricted Parties were to resume the business activities of a motor vehicle dealership, including but not limited to selling vehicles and/or vehicle parts, clothing or accessories, in the area of the Dealership after the Effective Date, such activities could have a material impact on the Protected Business. Accordingly, the execution of and compliance with the terms of this Agreement by the Restricted Parties are essential to the business acquired pursuant to the Purchase Agreement; and

WHEREAS, in order to protect the future business operations of Purchaser from such competition, the Restricted Parties have agreed, for the Term not to compete with Purchaser and to refrain from soliciting or hiring any of Purchaser’s employees following the Effective Date.

NOW, THEREFORE, in order to induce Purchaser to close the transactions pursuant to the Purchase Agreement, the transfer of financial consideration under the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Recitals. The Recitals above are herein incorporated by reference.

Exhibit D

2. Definitions. As used in this Agreement the following terms shall have the following meanings:

(a) “Affiliate” or “Affiliates” of a Person shall mean a Person that, directly or indirectly, controls, is controlled by or is under common control with the first Person.

(b) “Clients” includes any customer or other party who engages or has engaged in business with Purchaser or with any other Protected Party as a customer. The term “Clients” includes any party whose business is actively solicited by any Protected Party at any time during the term of this Agreement.

(c) “Competition” means any activity that is, directly or indirectly, competitive with the Dealership. Competition includes working within the Restricted Area and making any offer or sale of, or marketing, any product or service competitive with the Protected Business, even though the business of producing, processing, shipping, or marketing such product or service may be located outside the Restricted Area. Competition also includes the sale, rental, or service of new or used vehicles originally distributed by, or financed or otherwise regulated by other vehicle manufacturers. For purposes of this Agreement, direct or indirect competition will include but not be limited to competition as a sole proprietor, partner, corporate officer, director, manager, member, employee, lender, consultant, agent, independent contractor, trustee, guarantor, advisor (including as an advisor to a family member), or in any other capacity whatsoever pursuant to which the Restricted Party holds any beneficial interest in a competitor, derives any income or other benefit from a competitor, or provides any service, advice, support (financial or otherwise), or assistance of any type whatsoever to a competitor.

(d) “Confidential Information” shall mean any business information relating to the Restricted Parties’ operation of the Business, and regarding any of the operations, services, employee compensation, pricing procedures, organization, finances, marketing, or sales and service customer lists of the Business, including, but not limited to, all Records (as defined in the Purchase Agreement) purchased by Purchaser. Confidential Information also includes without limitation, all procedures, concepts, methods, and other matters and information, specifically including but not limited to information such as price lists, publicity, marketing strategies, Client, distributor, contractor, supplier and vendor identities and lists, revenues, key contact personnel, financial relationships, methods of soliciting business, documents, financial data, and marketing programs. The term “Confidential Information” is intended to be interpreted very broadly to encompass all items described in this paragraph regardless of whether each item satisfies the legal concept of a trade secret. Confidential Information shall not include any information that is or becomes available to the general public through no fault of the Restricted Parties.

(e) “Motor Vehicle Dealership Business” shall mean the operation of a motor vehicle dealership sales and/or service business, including but not limited to the sales and service of new or used motor vehicles, internet sales, and the sale of motor vehicle parts and accessories.

(f) “Person” shall mean an individual, a partnership, an association, a corporation, a limited liability company, a trust, an unincorporated organization, or any other business entity or enterprise.

(g) “Protected Business” means the Dealership, as acquired and operated by Purchaser, including, but not limited to, the operation of the motor vehicle dealership and the sale, rental, and/or service of (i) new and used products originally distributed by, or financed or otherwise regulated by General Motors LLC (“GM”); (ii) other used motor vehicles; and (iii) retail distribution of new motor vehicle parts and accessories.

(h) “Protected Party” and “Protected Parties” include Purchaser, its shareholders, directors, officers, and their respective successors and assigns.

Exhibit D

(i) “Restricted Area” means from a location within a 75-mile radius of the Dealership Premises.

(j) “Restricted Parties” shall collectively mean Seller and Shareholder.

Any capitalized terms used herein which are not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.

3. Non-Competition. From the Effective Date and for a period of 36 months thereafter (the “Term”), each of the Restricted Parties agrees not to be involved directly or indirectly, either as an employee, officer, director, agent, lender, stockholder, partner, member, self-employed individual, contractor, or consultant with a Person, or as manager, owner or operator with any Person engaged in a Motor Vehicle Dealership Business within the Restricted Area. Further, during the Term, each of the Restricted Parties agrees not to engage in Competition with any Protected Party within the Restricted Area. Competition within the Restricted Area includes activities outside the Restricted Area to the extent that such activities include contacting Clients within the Restricted Area or otherwise involve buying, selling, repairing or otherwise dealing in or with competitive goods or services within the Restricted Area; provided, however, that general advertising or marketing (but not direct marketing to Clients, such as direct mail, email, or telephone solicitation) that may be published in the Restricted Area will not violate the foregoing restriction so long as such products do not promote the sale or service of products of GM or its Affiliates or any other vehicle manufacturer or contain their trademarks. The provisions of this Section 3 will not, however, prevent any Restricted Party from: (a) owning less than 1% of the outstanding stock of any publicly traded corporation engaged in competition, so long as no Restricted Party engages in such corporation’s business or otherwise engages in Competition with any Protected Party, (b) the use, showing, warehousing and eventual sale or trade of a classic car collection; or (c) owning and operating the current “buy-here, pay-here” operation known as the “Boulevard Motors” in Greenville, Tennessee.

4. Non-Solicitation and Hiring. During the Term, without the prior express written consent of Purchaser, which such consent may be withheld in Purchaser’s absolute discretion, the Restricted Parties will not (and will not attempt to, permit or cause any of its Affiliates, subsidiaries, contractors or representatives or their respective owners, directors, officers, employees, contractors, agents, representatives or third parties to) for any reason: (a) hire or solicit to hire any employee, independent contractor or third party under the control of the Dealership, which has had a business relationship with the Dealership (and after the Effective Date, Purchaser) at any time during the period of time from 6 months prior to the Effective Date through the Term (each, a “Restricted Person”), or (b) directly or indirectly recruit, induce, encourage or solicit any Restricted Person to do any of the following (or engage in any discussion, the topic, intent, goal or result of which is, to cause or encourage any such person or entity to): (i) terminate or alter his, her or its employment, contract or relationship with the Dealership (and after the Effective Date, Purchaser), (ii) act in such a manner that his, her or its employment contract or relationship with the Dealership (and after the Effective Date, Purchaser) is terminated or altered, or (iii) become associated with, provide services to or become an employee, contractor, agent or representative of any other Person.

5. No use of Confidential Information. The Restricted Parties will not (and will not attempt to, permit or cause any of its Affiliates, subsidiaries, contractors or representatives or their respective owners, directors, officers, employees, contractors, agents, representatives or third parties to attempt), for any reason, directly or indirectly, disclose to any Person, or use or otherwise exploit for the Restricted Parties’ own benefit or for the benefit of any other Person, any Confidential Information, including but not limited to the solicitation of prior customers of Seller’s Business.

Exhibit D

6. Reasonableness of Restrictions. Each of the Restricted Parties agrees that the restrictions contained herein have been carefully negotiated with a view toward avoiding unreasonable interference with the ability of each of the Restricted Parties to engage in gainful employment or other advantageous economic activities. In particular, the scope of the Protected Business, the Restricted Area, and the duration of the Restricted Period have been carefully defined to provide necessary protection to the Protected Parties without unreasonably limiting the ability of the Restricted Parties to engage in productive and profitable activities. Each Restricted Party represents that said party (a) is familiar with the covenants set forth in this Agreement; (b) is fully aware of the obligations imposed on the Restricted Parties hereunder, including, without limitation, the length of time, scope and geographic coverage of these covenants; (c) has received specific, bargained for consideration for the covenants contained in this Agreement; and (d) the performance of such Restricted Party’s obligations under this Agreement will not conflict with, or result in a violation or breach of, any other agreement to which such Restricted Party is a part or any judgment, order or decree to which such Restricted Party is subject.

7. Enforcement.

(a) Injunctive Relief. The parties hereto recognize that because of the role of Restricted Parties in the management, operation and ownership of the Dealership and because of the knowledge of the Dealership’s customers, business plans and financial strengths and weaknesses, irreparable damage will result to Purchaser in the event of a breach of the terms of this Agreement by the Restricted Parties. The Restricted Parties agree that in such event Purchaser shall be entitled, in addition to any other remedies and damages available, to an injunction to restrain and enjoin Seller from violating the restrictive covenants in Paragraphs 3, 4, or 5 above (collectively, the “Restrictive Covenants”) without the necessity of posting any bond or proving special damages or irreparable injury. Moreover, it is agreed that the Restricted Parties, jointly and severally, shall be responsible for any and all expenses incurred by Purchaser, including reasonable and necessary legal fees of Purchaser in any litigation between Purchaser and the Restricted Parties involving this Agreement in which Purchaser prevails. It is understood and agreed between the parties to this Agreement that in the event there is a suit in equity by Purchaser against the Restricted Parties to enforce this Agreement, and the Court shall refuse for any reason to enforce this Agreement by injunction, such suit in equity shall not be a bar to a later suit to recover damages.

(b) Interpretation; Severability. The parties hereto expressly agree and acknowledge that it is not their intention that the Restrictive Covenants in this Agreement violate any public policy or statutory or common law. If a court of competent jurisdiction renders a ruling (sustained on appeal, if any) holding that any one or more of the provisions of this Agreement, including the stated term and/or geographic coverage of the Restrictive Covenants, constitute an unreasonable restriction, then the parties specifically agree that the Restrictive Covenants shall not be rendered void but shall apply to such extent and as to such time period and geographic areas as the court may determine constitutes a reasonable restriction under the circumstances.

(c) Term Extended. Notwithstanding anything herein to the contrary, and provided Purchaser furnishes written notice to the Restricted Parties of its objection to a breach of this Agreement, the Term shall be automatically extended by a period of time equal to any and all times during which the Restricted Parties are found to be in breach of this Agreement.

8. Jury Waiver. THE PARTIES EACH HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREIN.

Exhibit D

9. Advice of Legal Counsel. Each Restricted Party acknowledges and represents that, in executing this Agreement, he or it has consulted with legal counsel (or has affirmatively chosen not to do so) and is fully aware of his or its rights and obligations under this Agreement. This Agreement shall not be construed against any party by reason of its drafting or preparation.

10. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Tennessee (without regard to the conflict of laws principles thereof).

11. Severability. If any provision of this Agreement shall be held invalid, illegal, or unenforceable, in whole or in part, the validity, legality and enforceability of the remaining part of such provision, and the validity, legality and enforceability of the other provisions hereof shall not be affected thereby.

12. Assignment; Incorporation by Reference. Purchaser may freely assign its rights and duties under this Agreement by providing Seller written notice. Purchaser and Seller each hereby covenants and agrees that Article 9 of the Purchase Agreement is incorporated herein by reference and shall be a part of this Agreement, mutatis mutandis, and otherwise modified as necessary to apply to this Agreement as if herein stated.

[signatures on following page]

Exhibit D

IN WITNESS WHEREOF the parties hereto have executed this Non-Competition Agreement under seal or caused this Non-Competition Agreement to be executed under seal as of the day and year first written above.

WITNESSES:	PARTIES:

BACHMAN-BERNARD CHEVROLET-
BUICK-GMC-CADILLAC, INC.,
a Tennessee corporation

By:
Print Name:	Phillip M. Bachman, Jr.

Print Name:	MYRON BERNARD

Print Name:	PHILLIP M. BACHMAN, JR.
LMP AUTOMOTIVE HOLDINGS, INC.,
a Delaware corporation

By:
Print Name:	Sam Tawfik, CEO

EXHIBIT E

INDEMNIFICATION ESCROW AGREEMENT

(see attached)

Exhibit E

INDEMNIFICATION ESCROW AGREEMENT

THIS INDEMNIFICATION ESCROW AGREEMENT (this “Agreement”) is made and entered into as of ___________ _____, 2020 (the “Effective Date”), by and among LMP AUTOMOTIVE HOLDINGS, INC., a Delaware corporation (“Purchaser”), BACHMAN-BERNARD CHEVROLET-BUICK-GMC-CADILLAC, INC., a Tennessee corporation (“Seller”), and FIRST AMERICAN TITLE INSURANCE COMPANY (the “Indemnification Escrow Agent”)

RECITALS

A. Seller, Purchaser, and others, entered into that certain Asset Purchase Agreement dated August ____, 2020 (the “Purchase Agreement”), with respect to Seller’s Chevrolet, Cadillac, Buick, and GMC motor vehicle dealership located at 3365 East Andrew Johnson Highway, Greenville, Tennessee 37745.

B. As set forth in Section 6.2(d) of the Purchase Agreement, the parties agreed to withhold from the Purchase Price $250,000.00 (the “Original Escrow Amount”) (as reduced by any disbursements and amounts withdrawn under Section 3 hereof, the “Escrow Fund”) for the purpose of securing the performance of Seller’s obligation to indemnify Purchaser against claims arising under the Purchase Agreement.

C. Capitalized terms used in this agreement without definition shall have the respective meanings given to them in the Asset Purchase Agreement.

AGREEMENT

The parties, intending to be legally bound, hereby agree as follows:

1.	ESTABLISHMENT OF ESCROW

(a) Purchaser, as a delivery of the Purchase Price under the Purchase Agreement, is depositing with the Indemnification Escrow Agent in immediately available funds the Original Escrow Amount. Wiring instructions for the Indemnification Escrow Agent are attached hereto as Exhibit A. The Indemnification Escrow Agent acknowledges receipt thereof.

(b) The Indemnification Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof.

2.	ACCOUNT

The Indemnification Escrow Agent shall deposit the Escrow Fund into non-interest bearing attorney IOLTA accounts in any number of different accounts with any number of different FDIC-insured institutions as the Indemnification Escrow Agent chooses.

3.	CLAIMS

(a) From time to time on or before the 18th month after the Effective Date, an Authorized Representative of Purchaser may give notice (a “Notice”) to Seller and the Indemnification Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim (a “Claim”) it may have under Section 6.2 of the Purchase Agreement; such Authorized Representative may make more than one claim with respect to any underlying state of facts. If an Authorized Representative of Seller gives notice to Purchaser and the Indemnification Escrow Agent disputing any Claim (a “Counter Notice ”) within 30 days following receipt by the Indemnification Escrow Agent of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 3(b). If no Counter Notice is received by the Indemnification Escrow Agent within such 30-day period, then the dollar amount of damages claimed by Purchaser as set forth in its Notice shall be deemed established for purposes of this Agreement and the Purchase Agreement and, at the end of such 30-day period, the Indemnification Escrow Agent shall pay to Purchaser the dollar amount claimed in the Notice from (and only to the extent of) the Escrow Fund. The Indemnification Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Purchase Agreement.

Exhibit E

(b) If a Counter Notice is given by an Authorized Representative with respect to a Claim, the Indemnification Escrow Agent shall reserve from the Escrow Fund a portion thereof equal to the Claim amount (a “Reserved Amount”) and thereafter shall disburse such Reserved Amount only in accordance with (i) joint written instructions of each Authorized Representative of Purchaser and Seller or (ii) a final, non-appealable order of a court of competent jurisdiction. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to the Indemnification Escrow Agent to the effect that the order is final and non-appealable. The Indemnification Escrow Agent shall act on such court order and legal opinion without further question.

4.	PARTIAL RELEASE AND TERMINATION OF ESCROW

At the end of the 12th month after the Effective Date, $125,000 of the Escrow Fund, less (i) the amount of all offsets and reductions previously made in accordance with this Agreement less (ii) any Reserved Amount for any Claims that are then pending in an amount equal to the aggregate dollar amount shown in the Notice(s) of such Claim(s), shall be released to Seller. At the end of the 18th month after the Closing Date and provided that all claims by Purchaser under Section 6.2 of the Purchase Agreement, if any, have been finally resolved and further provided that no Claims are then pending, the remaining amount of the Escrow Fund shall be released to Seller. All disbursements provided for in this Section 4 hereof require joint written instructions of Purchaser and Seller or a final, non-appealable order of a court of competent jurisdiction as contemplated by Section 3(b) hereof.

5.	DUTIES OF INDEMNIFICATION ESCROW AGENT

(a) The Indemnification Escrow Agent agrees to hold and distribute the Escrow Funds under the terms and conditions of this Agreement and to perform the acts and duties expressly set forth in this Agreement, which shall be deemed purely ministerial in nature, in good faith and in a commercially-reasonable manner. This Agreement expressly sets forth all the duties of the Indemnification Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Indemnification Escrow Agent. Unless the Indemnification Escrow Agent is a party thereto, the Indemnification Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

(b) The Indemnification Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Indemnification Escrow Agent may act in reliance upon any instrument or signature reasonably believed by it to be genuine and to have been signed by an Authorized Representative, as applicable. The Indemnification Escrow Agent may conclusively presume that the undersigned Authorized Representative of any party hereto has full power and authority to instruct the Indemnification Escrow Agent on behalf of that party unless written notice to the contrary is delivered to the Indemnification Escrow Agent.

Exhibit E

(c) Except in the case of fraud, willful misconduct or gross negligence, the Indemnification Escrow Agent shall not be liable for any action taken or omitted to be taken by it (or any action suffered by it to be taken or omitted to be taken) in good faith and reasonably believed by it to be authorized or within the rights or powers conferred upon it by this Agreement.

(d) The Indemnification Escrow Agent may resign and thus be discharged from its duties or obligations hereunder by giving 5 days’ notice in writing of such resignation to each of the other parties to this Agreement, specifying a date when such resignation shall take effect, which shall not be less than 10 days or more than 30 days after the date of such resignation notice. A successor escrow agent shall be appointed in writing by the mutual written agreement of the other parties or, failing such, by a court of competent jurisdiction. A successor escrow agent shall execute a copy of this Agreement agreeing to be bound by the terms of this Agreement.

(e) Purchaser and the Seller shall each be severally responsible for ½ of the commercially-reasonable expenses, disbursements and advances, including, without limitation, reasonable attorneys’ fees and costs, incurred or paid by the Indemnification Escrow Agent in connection with carrying out its duties under this Agreement; provided, however, that no attorneys’ fees and costs shall be paid by the Indemnification Escrow Agent to the Indemnification Escrow Agent’s law firm. No other compensation will be due or payable to the Indemnification Escrow Agent for its services under this Agreement.

(f) Each of Purchaser, on the one hand, and Seller, on the other hand, agree to indemnify the Indemnification Escrow Agent for, and to hold it harmless against, 1/2 of any loss, damage, cost, liability or expense (including, without limitation, reasonable attorneys’ fees and costs, and costs of defending itself against any claim or liability) incurred or sustained (including, without limitation, any third-party claims) without gross negligence, bad faith or willful misconduct on the part of the Indemnification Escrow Agent, by reason of its compliance in good faith with the terms of this Agreement. To avoid any doubt, this Section 5 shall survive for the maximum time period permitted under applicable law.

6.	LIMITED RESPONSIBILITY

This Agreement expressly sets forth all the duties of the Indemnification Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Indemnification Escrow Agent. The Indemnification Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

7.	OWNERSHIP FOR TAX PURPOSES

Seller agrees that, for purposes of federal and other taxes based on income, Seller will be treated as the owner of the Escrow Fund and that Seller will report all income, if any, that is earned on, or derived from, the Escrow Fund as its income in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

8.	AUTHORIZED REPRESENTATIVES

The parties acknowledge and agree that the following individuals shall serve as the authorized representatives of such party (the “Authorized Representatives”): (a)(i) Myron Bernard has been appointed as Seller’s Authorized Representative, (ii) any instructions to be given or actions to be taken hereunder may be given or taken by Sellers’ Authorized Representative on behalf of Seller, and (iii) as between Sellers, Purchaser and the Indemnification Escrow Agent, all actions taken or consented to by Seller’s Authorized Representative hereunder shall be final, irrevocable and binding upon each of the Seller; and (b) (i) [**] has been appointed as Purchaser’s Authorized Representative, (ii) any instructions to be given or actions to be taken hereunder may be given or taken by Purchaser’s Authorized Representative on behalf of Purchaser, and (iii) as between Seller, Purchaser and the Indemnification Escrow Agent, all actions taken or consented to by Purchaser’s Authorized Representative hereunder shall be final, irrevocable and binding upon Purchaser.

Exhibit E

9.	NOTICES

All notices, Consents, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by a nationally recognized overnight courier service (costs prepaid); (b) sent by email (with confirmation by the transmitting equipment); or (c) received by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a party may designate by notice to the other parties):

If to Seller:

Bachman-Bernard Chevrolet-Buick-GMC-Cadillac, Inc.

Attn: Myron Bernard

215 Brobeck Road

Limestone, TN 37681

E-Mail address: myron@bachmanbernard.com

with a copy to:

Burr & Forman, LLP

Attention: James M. McCarten

171 17th Street, NW, Suite 1100

Atlanta, Georgia 30363

Telephone: 404-532-7236

Email: jim.mccarten@burr.com

If to Purchaser:

LMP Automotive Holdings, Inc.

Attn: Sam Tawfik

601 North State Road 7

Plantation, Florida 33317

E-Mail address: sam@lmpmotors.com

with a copy to:

Bass Sox Mercer

Attn: Robert A. Bass

2822 Remington Green Circle

Tallahassee, Florida 32308

E-Mail address: bassra@dealerlawyer.com

Exhibit E

Indemnification Escrow Agent:

First American Title Insurance Company

Attn:

E-Mail address:

10.	INDEMNIFICATION ESCROW AGENT AS COUNSEL

The parties acknowledge that the Indemnification Escrow Agent acts as counsel on behalf of Purchaser. The parties acknowledge that the Indemnification Escrow Agent has accepted appointment as escrow agent under this Agreement only at the specific request of Purchaser and Seller. Further, Seller acknowledges that it is represented by independent counsel. Seller hereby waives any and all real or perceived conflicts of interest between Purchaser and the Indemnification Escrow Agent resulting from the existing representation of Purchaser so long as the Indemnification Escrow Agent acts in accordance with the terms of this Agreement. The Indemnification Escrow Agent’s service hereunder shall not affect the Indemnification Escrow Agent’s ability to represent Purchaser in connection with any matters arising from or in connection with the Purchase Agreement, with the exception of any matters which may involve this Agreement, so long as the Indemnification Escrow Agent has resigned from its position as escrow agent.

11.	JURISDICTION; SERVICE OF PROCESS

Any Proceeding arising out of or relating to this Agreement may be brought in the courts of the State of Tennessee, Greene County, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Tennessee, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Process in any Proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

12.	EXECUTION OF AGREEMENT

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purposes whatsoever.

13.	SECTION HEADINGS, CONSTRUCTION

The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

Exhibit E

14.	WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

15.	ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Purchaser, Seller and the Indemnification Escrow Agent.

16.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of Tennessee without regard to conflicts of law principles that would require the application of any other Law.

[signatures on following page]

Exhibit E

IN WITNESS WHEREOF, the parties have executed and delivered this Indemnification Escrow Agreement as of the date first written above.

SELLER:

BACHMAN-BERNARD CHEVROLET-
BUICK-GMC-CADILLAC, INC.,
a Tennessee corporation

By:
Myron Bernard, Vice President/Secretary

PURCHASER:

LMP AUTOMOTIVE HOLDINGS, INC.
a Delaware corporation

By:
Sam Tawfik, CEO

INDEMNIFICATION ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE
COMPANY

By:
Name:
Title:

EXHIBIT F

PPP ESCROW AGREEMENT

(see attached)

Exhibit F

PPP ESCROW AGREEMENT

THIS PPP ESCROW AGREEMENT (the “Agreement”), dated as of _____________ _____, 2020 (the “Effective Date”), is by and among BACHMAN-BERNARD CHEVROLET-BUICK-GMC-CADILLAC, INC., a Tennessee corporation (“Seller”), LMP AUTOMOTIVE HOLDINGS, INC., a Delaware corporation (“Purchaser”), and _____________________ (“PPP Escrow Agent”).

This Agreement is executed and delivered pursuant to that certain Asset Purchase Agreement by and among Seller, Purchaser, and others, dated August ____, 2020 (the “Purchase Agreement”), relating to Seller’s Chevrolet, Cadillac, Buick, and GMC motor vehicle dealership operations (the “Dealership”) located at 3365 East Andrew Johnson Highway, Greenville, Tennessee 37745.

Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

Under Section 7.13 of the Purchase Agreement, the parties agreed to withhold the PPP Escrow Amount from the Purchase Price paid at Closing for the purpose of assuring Purchaser that the PPP Loan will be fully paid and satisfied.

AGREEMENT

The parties, intending to be legally bound, hereby agree as follows:

1. Establishment of Escrow

(a) Purchaser is depositing with PPP Escrow Agent the sum of $________________in immediately available funds (the “PPP Withheld Amount”) (as reduced by any disbursements, the “Escrow Fund”). Wiring instructions for PPP Escrow Agent are attached hereto as Exhibit A. PPP Escrow Agent acknowledges receipt of the Escrow Fund. Seller acknowledges and agrees that the establishment of the Escrow Fund does not limit its obligations and liabilities under the Asset Purchase Agreement.

(b) PPP Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof.

2. Claims to be Paid. The Escrow Fund shall be held by PPP Escrow Agent for the purpose of, and to be applied to, payment of the following: Any and all amounts claimed by the PPP Lender, the SBA, or any applicable governmental authority(ies) (collectively, the “Lenders”) to be owed by Seller in connection with the PPP Loan or any other claim, lien or assessment issued in connection therewith.

3. Distribution. PPP Escrow Agent shall distribute the Escrow Fund as follows:

(a) At such time as Seller delivers to PPP Escrow Agent a copy of a Determination by the Lenders regarding Seller’s liability to the Lenders as it relates to the PPP Loan, which shall include applicable penalties and interest, then, at Seller’s direction, PPP Escrow Agent shall pay to the Lenders from the Escrow Fund the balance of such liability determined to be due such Lenders. “Determination” shall mean a written notice from the Lenders stating that (i) the entire PPP Loan has been forgiven, (ii) a portion of the PPP Loan has been forgiven and that the Seller owes a sum certain to the Lenders, or (iii) no portion of the PPP Loan has been forgiven and that the Seller owes a sum certain to the Lenders.

Exhibit F

(a) At the time PPP Escrow Agent receives confirmation from the Lenders that all of Sellers’ liabilities to the Lenders, as it relates to the PPP Loan, have been satisfied, and Seller and Purchaser accept such confirmation, PPP Escrow Agent shall promptly pay the balance of the Escrow Fund to Seller.

(b) PPP Escrow Agent may also make such partial payments from the Escrow Fund as Seller and Purchaser may jointly authorize and direct from time to time due to partial releases of Seller’s obligations under the subject matter of this Agreement.

4. Duties of PPP Escrow Agent

(a) PPP Escrow Agent shall not be under any duty to give the Escrow Fund held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

(b) PPP Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against PPP Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless PPP Escrow Agent (and any successor PPP Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, PPP Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Fund, or any loss of interest incident to any such delays. This Section 4(b) shall survive notwithstanding any termination of this Agreement or the resignation of PPP Escrow Agent.

(c) PPP Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument, or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. PPP Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. PPP Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct PPP Escrow Agent on behalf of that party unless written notice to the contrary is delivered to PPP Escrow Agent.

(d) PPP Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(e) PPP Escrow Agent does not have any interest in the Escrow Fund deposited hereunder but is serving as escrow holder only and having only possession thereof.

(f) PPP Escrow Agent makes no representation as to the validity, value, genuineness, or the collectability of any security or other document or instrument held by or delivered to it.

(g) PPP Escrow Agent (and any successor PPP Escrow Agent) may at any time resign as such by delivering the Escrow Fund to any successor PPP Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon PPP Escrow Agent shall be discharged of and from any and all future obligations arising in connection with this Agreement. The resignation of PPP Escrow Agent will take effect on the earlier of (a) the appointment of a successor (including a court of competent jurisdiction) or (b) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time PPP Escrow Agent has not received a designation of a successor PPP Escrow Agent, PPP Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor PPP Escrow Agent or a joint written disposition instruction by the other parties hereto or a final binding decision of an arbitration panel, as provided herein. Purchaser and Seller shall have the right to replace PPP Escrow Agent at any time by joint written notice to PPP Escrow Agent and joint written designation of a successor PPP Escrow Agent. In such event, PPP Escrow Agent shall promptly resign, and the preceding provisions of this Section 4(g) pertinent to PPP Escrow Agent’s resignation shall become applicable.

Exhibit F

(h) In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that PPP Escrow Agent is in doubt as to what action it should take hereunder, PPP Escrow Agent shall be entitled to retain the Escrow Fund until PPP Escrow Agent shall have received (i) a final binding decision of an arbitration panel, as provided herein, or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Fund, in which event PPP Escrow Agent shall disburse the Escrow Fund in accordance with such order or agreement. Any arbitration decision shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to PPP Escrow Agent to the effect that the decision is final and binding. PPP Escrow Agent shall act on such decision and legal opinion without further question.

(i) No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions PPP Escrow Agent’s name or the rights, powers, or duties of PPP Escrow Agent shall be issued by the other parties hereto or on such parties’ behalf unless PPP Escrow Agent shall first have given its specific written consent thereto.

(j) The other parties hereto authorize PPP Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depositary Trust Company and the Federal Reserve Book Entry system.

5. Limited Responsibility. This Agreement expressly sets forth all the duties of PPP Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against PPP Escrow Agent. PPP Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

6. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered to the appropriate address by hand or by a nationally recognized overnight courier service (costs prepaid); (b) sent by email (with confirmation by the transmitting equipment); or (c) received by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a party may designate by notice to the other parties):

If to Seller:

Bachman-Bernard Chevrolet-Buick-GMC-Cadillac, Inc.

Attn: Myron Bernard

215 Brobeck Road

Limestone, Tennessee 37681

Facsimile:

Exhibit F

with a copy to:

Burr & Forman, LLP

Attention: James M. McCarten

171 17th Street, NW, Suite 1100

Atlanta, Georgia 30363

Facsimile: _404-817-3244

If to Purchaser:

LMP Automotive Holdings, Inc.

Attn: Sam Tawfik

601 North State Road 7

Plantation, Florida 33317

Facsimile: 954-756-8122

with a copy to:

Bass Sox Mercer

Attn: Robert A. Bass, Esq.

2822 Remington Green Circle

Tallahassee, Florida 32308

Facsimile: 850-942-4869

If to PPP Escrow Agent:

__________________________

__________________________

__________________________

__________________________

__________________________

7. Jurisdiction. Any Proceeding arising out of or relating to this Agreement may be brought in the courts of the State of Tennessee, Greene County, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Tennessee, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Process in any Proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement.

9. Section Headings. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

Exhibit F

10. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11. Exclusive Agreement and Modification. This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Purchaser, Seller, and PPP Escrow Agent.

12. Governing Law. This Agreement shall be governed by the laws of the State of Tennessee without regard to conflicts of law principles.

[signature page follows]

Exhibit F

IN WITNESS WHEREOF, the parties have executed and delivered this Escrow Agreement as of the date first written above.

WITNESSES:	SELLER:

BACHMAN-BERNARD CHEVROLET-
BUICK-GMC-CADILLAC, INC.,
a Tennessee corporation

By:
Print Name:	Myron Bernard, Vice President/Secretary

PURCHASER:

LMP AUTOMOTIVE HOLDINGS, INC.
a Delaware corporation

By:
Print Name:	Sam Tawfik, CEO

PPP ESCROW AGENT:

[**]

By:
Print Name:	[**]